     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1998

                                             REGISTRATION STATEMENT NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                        ALBANY MOLECULAR RESEARCH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEW YORK                       2833                   14-1742717
      (STATE OR OTHER             (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION                  INDUSTRIAL            IDENTIFICATION NO.)
    OF INCORPORATION OR          CLASSIFICATION CODE
       ORGANIZATION)                   NUMBER)

                                --------------

                  21 CORPORATE CIRCLE, ALBANY, NEW YORK 12203
                                (518) 464-0279
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                --------------

                           THOMAS E. D'AMBRA, PH.D.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ALBANY MOLECULAR RESEARCH, INC.
                              21 CORPORATE CIRCLE
                          ALBANY, NEW YORK 12203-5154
                                (518) 464-0279
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         STUART M. CABLE, ESQ.                ALEXANDER D. LYNCH, ESQ.
      GOODWIN, PROCTER & HOAR LLP               BABAK YAGHMAIE, ESQ.
            EXCHANGE PLACE                 BROBECK, PHLEGER & HARRISON LLP
   BOSTON, MASSACHUSETTS 02109-2881                 1633 BROADWAY
            (617) 570-1000                    NEW YORK, NEW YORK 10019
                                                   (212) 581-1600

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                --------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER SHARE(2)   PRICE(2)       FEE
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Common Stock, $0.01 par
 value per share.......  2,530,000 Shares     $17.00     $43,010,000   $12,688

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(1) Includes 330,000 shares of Common Stock which the underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE +
+SECURITIES IN ANY STATE WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE       +
+UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF  +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 9, 1998

PROSPECTUS
                                2,200,000 SHARES

              [ALBANY MOLECULAR RESEARCH, INC. LOGO APPEARS HERE]

                                  COMMON STOCK

  All of the 2,200,000 shares of Common Stock offered hereby are being sold by Albany Molecular Research, Inc. ("Albany Molecular Research" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the quotation of the Common Stock on the Nasdaq National Market upon completion of this offering under the symbol "AMRI."

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR  HAS THE SECURITIES AND  EXCHANGE COMMISSION PASSED
   UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

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                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.....................................  $          $            $
--------------------------------------------------------------------------------
Total(3)......................................  $          $            $

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(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of ING Baring Furman Selz LLC, New York, New York, on or about
    , 1998.

ING BARING FURMAN SELZ LLC                                     HAMBRECHT & QUIST

                                  -----------

                   The date of this Prospectus is      , 1998

                         [INSIDE COVER OF PROSPECTUS]

[FOUR PHOTOGRAPHS OF THE COMPANY'S LABORATORY FACILITIES AND ONE PHOTOGRAPH OF
                THE EXTERIOR OF THE COMPANY'S ALBANY FACILITY.]



  THE COMPANY'S NAME WITH THE COMPANY'S LOGO AND THE COMPANY'S LOGO ARE REGISTERED TRADEMARKS OF THE COMPANY. ALL OTHER TRADEMARKS AND TRADENAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK BY CERTAIN METHODS INCLUDING ENTERING STABILIZING BIDS, IMPOSING PENALTY BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors contained in this Prospectus related to the purchase of Common Stock of the Company. See "Risk Factors." Except for the historical information contained herein, the discussion contained in this Prospectus contains "forward-looking statements" that involve risk and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption "Risk Factors," as well as those discussed elsewhere herein.

                                  THE COMPANY

  Albany Molecular Research is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and cost and to pursue simultaneously a greater number of drug discovery and development opportunities. Since its inception in 1991, the Company has conducted over 400 projects for more than 100 customers. The Company achieved a 66% compound annual growth rate in net contract revenue from 1993 to 1997. In addition to its contract services, the Company conducts a limited amount of proprietary research and development. The Company has developed and patented a substantially pure form of, and a manufacturing process for, the active ingredient in a new, non-sedating antihistamine marketed by Hoechst Marion Roussel, Inc. ("HMR") as Allegra in the Americas and as Telfast elsewhere. Pursuant to a licensing agreement between the Company and HMR, the Company has received since October 1996 $12.8 million in milestones and royalties from HMR and is entitled to receive ongoing royalties based upon a percentage of sales of the product.

  The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, genomics and high-throughput screening, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. In addition, pharmaceutical and biotechnology companies are under increasing pressure to quickly deliver new drugs to market. In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical companies have augmented their internal research and development capacity through outsourcing. Similarly, many biotechnology companies, constrained by cost pressures, have elected to outsource rather than develop certain research and development functions in-house. While outsourcing has traditionally been limited to the later stages of drug development, such as clinical trial management and manufacturing, many pharmaceutical and biotechnology companies are utilizing contract chemistry service providers to supplement, or in some cases, replace internal chemistry expertise.

  Chemistry and biology are at the center of the drug discovery and development process, which includes lead discovery, lead optimization, preclinical testing, clinical trials and product commercialization. During the critical discovery phases of this process, chemists and biologists typically work together to prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents which demonstrate desired activity and finally, create a marketable drug. In recent years, pharmaceutical and biotechnology companies have sought to outsource chemistry services related to lead discovery and lead optimization. Currently, only a few companies provide chemistry services for drug discovery and development. Those that do provide such services have typically focused only on selected portions of the process. Albany Molecular Research believes significant opportunities exist for a company that provides a broad range of outsourced chemistry services.

  Albany Molecular Research is one of the first companies to offer a broad range of outsourced chemistry services for drug discovery and development. The Company's service offerings include medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. Medicinal chemists synthesize small quantities of new and potentially patentable compounds for biological testing to assist customers in the lead development and optimization stages of their drug discovery and development efforts. The Company's medicinal chemists use tools such as computational and combinatorial chemistry in conjunction with traditional medicinal chemistry techniques. Chemical development scientists design novel or improved methods, processes and purification techniques suitable for medium to large scale production of a drug candidate. The Company's analytical chemistry services consist of identity and purity testing, method development, validation, stability testing and regulatory documentation and consulting. Albany Molecular Research also provides chemical synthesis and manufacturing services for its customers under cGMP guidelines and has the capacity to produce laboratory scale amounts of compound.

  The Company's objective is to be the leading provider of comprehensive outsourced chemistry research services to the pharmaceutical and biotechnology industries. Key elements of the Company's business strategy include (i) expanding its range of service offerings, (ii) increasing capacity in each of its service offerings, (iii) leveraging its customer relationships, (iv) expanding its customer base, and (v) leveraging proprietary technology, both by seeking opportunities to obtain contractual terms with its customers which may entitle the Company to milestones and/or royalties and by independently identifying and developing possible proprietary compounds or processes.

                                ----------------

  The Company was incorporated under the laws of New York on June 20, 1991. The Company's principal executive offices are located at 21 Corporate Circle, Albany, New York 12203, and its telephone number is (518) 464-0279.

                                  THE OFFERING

Common Stock offered by the Company............. 2,200,000 shares
Common Stock to be outstanding after the
 offering(1).................................... 9,476,114 shares
Use of Proceeds................................. To repay a portion of indebtedness, for expansion of existing facilities, for
                                                 additional capital expenditures and for
                                                 working capital and other general
                                                 corporate purposes, including possible
                                                 acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......... AMRI

----------
(1) Excludes: (i) 1,377,904 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.82 per share as of July 9, 1998; and (ii) 919,847 and 200,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Stock Option and Incentive Plan (the "1998 Stock Plan") and the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), respectively. See "Management--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan" and "--1998 Employee Stock Purchase Plan."

                                ----------------

  Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to reflect (i) a 3-for-2 stock split of the Common Stock to be effective in August 1998; (ii) the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), into 30,000 shares of Common Stock, immediately prior to completion of this offering; and (iii) the amendment and restatement of the Company's Certificate of Incorporation in connection with this offering. Unless the context otherwise requires, all references to "Albany Molecular Research" or the "Company" mean Albany Molecular Research, Inc., together with its subsidiary.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS
                                                                   ENDED
                                    YEAR ENDED DECEMBER 31,      MARCH 31,
                                    -------------------------  --------------
                                     1995     1996     1997     1997    1998
                                    -------  -------  -------  ------  ------
STATEMENT OF OPERATIONS DATA:
Net contract revenue...............  $2,959   $5,261   $8,104  $1,509  $2,873
Cost of revenue....................   1,350    2,835    4,334     928   1,508
                                    -------  -------  -------  ------  ------
Gross profit.......................   1,609    2,426    3,770     581   1,365
Operating Expenses:
 Research and development..........      37      245      627     100     209
 Selling, general and
  administrative...................     809    1,219    2,246     380     883
                                    -------  -------  -------  ------  ------
  Total operating expenses.........     846    1,464    2,873     480   1,092
                                    -------  -------  -------  ------  ------
Income from operations.............     763      962      897     101     273
Other income (expense):
 Licensing fees, milestones and
  royalties, net...................     --       900    2,278     --    7,289
 Interest income (expense), net....      37      (11)     (13)    (15)     26
 Other non-operating income (ex-
  pense), net......................     (68)      20      (26)      4    (196)
                                    -------  -------  -------  ------  ------
  Total other income (expense).....     (31)     909    2,239     (11)  7,119
                                    -------  -------  -------  ------  ------
Income before income taxes.........     732    1,871    3,136      90   7,392
Income tax expense.................     252      637      947      15   2,853
                                    -------  -------  -------  ------  ------
Net income......................... $   480   $1,234   $2,189  $   75  $4,539
                                    =======  =======  =======  ======  ======
Basic earnings per share........... $  0.07  $  0.17  $  0.31  $ 0.01  $ 0.63
Diluted earnings per share......... $  0.06  $  0.16  $  0.28  $ 0.01  $ 0.56
Weighted average common shares
 outstanding, basic................   6,842    7,137    7,174   7,170   7,186
Weighted average common shares
 outstanding, diluted..............   7,380    7,711    7,863   7,853   8,035

                                                              MARCH 31, 1998
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents................................ $ 7,460      $
Working capital..........................................   8,315
Total assets.............................................  19,173
Long-term debt, less current maturities..................   1,666
Total shareholders' equity...............................  11,497

----------
(1) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The results for the interim periods are not necessarily indicative of the results for the full fiscal year.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion contained in this Prospectus contains "forward-looking statements" that involve risk and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Competitive Market for Experienced Scientists. The Company's future success will depend to a significant extent on its ability to attract, retain and motivate highly skilled chemists and other scientists. The Company's ability to maintain, expand or renew existing engagements with its customers, enter into new engagements and provide additional services to its existing customers depends, in large part, on its ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in drug discovery and development technologies. The Company believes that there is a shortage of, and significant competition for, scientists with the skills and experience in chemistry necessary to perform the services offered by the Company. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions for new personnel. The inability to hire additional qualified personnel may materially adversely affect the Company's future growth. In addition, the Company's inability to hire additional qualified scientists may require an increase in the level of responsibility for both existing and new personnel. There can be no assurance that the Company will be successful in attracting, retaining or motivating its scientific personnel. Failure to attract, retain or motivate such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  Dependence on Pharmaceutical and Biotechnology Industries and Clients; Risk of Cost Overruns. The Company has benefitted to date from the increasing trend of pharmaceutical and biotechnology companies to outsource chemical research and development projects. A reversal or slowing of this trend could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's contract revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in the pharmaceutical industry or any decrease in research and development expenditures. In addition, historically, a substantial portion of the Company's revenue has been derived from contracts with a limited number of significant customers. For the year ended December 31, 1997, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% of total net contract revenue, respectively. For the three months ended March 31, 1998, net contract revenue from the Company's three largest customers represented approximately 19%, 17% and 17% of total net contract revenue, respectively. The Company's contracts generally are terminable upon 30 days' notice by the customer. The Company's contracts may be terminated for a number of reasons, many of which may be beyond the Company's control, such as reduction or reallocation of a customer's research and development budget or change in a customer's overall financial condition. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from such contracts, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's contracts for the provision of its services are fixed price or subject to a maximum fee. As a result, the Company bears the risk of cost overruns with respect to such contracts. There can be no assurance that the Company will be able to perform its obligations with respect to any such contracts within the prescribed fixed fees or applicable maximum fees. Significant cost overruns with respect to such contracts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

  Risks Related to the Allegra Royalty. Under the terms of a license agreement, the Company has granted HMR, formerly Marion Merrell Dow Inc., an exclusive, worldwide license in exchange for milestones and royalties to use the Company's patents relating to fexofenadine HCl, which is the active ingredient in a new, non-sedating antihistamine marketed and sold by HMR as a prescription medicine. Fexofenadine HCl is marketed under the brand name Allegra in the Americas and under the brand name Telfast elsewhere. For the year ended December 31, 1997, the Company's milestones and royalties from fexofenadine HCl were $2.5 million, or 22.3% of the Company's aggregate net contract revenue plus other income, and for the three months ended March 31, 1998, the Company's milestones and royalties from fexofenadine HCl were $8.1 million, or 72.6% of the Company's aggregate net contract revenue plus other income. The Company does not participate in the manufacturing, marketing or sale of fexofenadine HCl by HMR and relies entirely on the efforts of HMR to manufacture, market and sell this product. There can be no assurance that HMR will continue to be successful in marketing and selling fexofenadine HCl, that fexofenadine HCl will continue to receive market acceptance or that the Company will continue to receive significant royalties from HMR in accordance with the license agreement. In addition, there can be no assurance that a comparable or superior antihistamine to fexofenadine HCl will not be developed or that fexofenadine HCl will not be found to have unintended side effects which could cause the United States Food and Drug Administration (the "FDA") or other government regulatory authorities to require that HMR withdraw fexofenadine HCl from the market in the U.S. or other countries or could adversely affect market acceptance of fexofenadine HCl. The failure of fexofenadine HCl to be marketed successfully, to continue to receive market acceptance or to generate significant royalties would have a material adverse effect on the Company's business, financial condition and results of operations. In the event any of the Company's patents relating to fexofenadine HCl are subjected to successful challenge, royalties under the license agreement would be materially and adversely affected. See "--Proprietary Technology; Unpredictability of Patent Protection" and "Business--Allegra Royalty and Licensing Agreement."

  Proprietary Technology; Unpredictability of Patent Protection. The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical, medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. There can be no assurance that any patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others. In the event a third party has also filed one or more patent applications for inventions which conflict with those of the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office (the "PTO") to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. Even if the eventual outcome is favorable to the Company, such proceedings could result in substantial cost to the Company. The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes used by the Company, the Company could be forced to cease using the technologies covered by such rights, could be subject to significant liability to such third party, and could be required to license technologies from such third party. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company and its licensees using the resulting alternative technology. See "Business--Patents and Proprietary Rights."

  Management of Growth and Expansion. The Company's operations have grown rapidly and substantially in recent years. Such growth has placed and will continue to place a significant strain on the Company's operational, human and financial resources. The Company's ability to compete effectively will depend, in large part, upon its ability to hire, train and assimilate additional management, professional, scientific and technical operating personnel and its ability to expand, improve and effectively utilize its operating, management, marketing and financial systems to accommodate its expanded operations. The physical expansion of the

Company to accommodate growth may lead to significant expansion costs and divert management and business development resources. The failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth may have a material adverse effect on the Company's business, financial condition and results of operations.

  Dependence on Key Personnel. The Company's performance is highly dependent on the principal members of its senior management and scientific staff, including, in particular, Dr. Thomas E. D'Ambra, the Company's Chairman and Chief Executive Officer, Dr. Harold Meckler, the Company's Vice President, Chemical Development, and Dr. Michael P. Trova, the Company's Vice President, Medicinal Chemistry. Although the Company has entered into agreements containing non-competition restrictions with its senior scientific and management personnel and into employment agreements with Drs. D'Ambra, Meckler and Trova, the Company does not have employment agreements with all of its key personnel. No assurance can be given that the Company will be able to retain such personnel. The Company maintains key person life insurance on Dr. D'Ambra. The loss of one or more members of the Company's senior management or scientific staff could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Employees."

  Competition. The Company faces competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than the Company. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

  Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for the Company's products and services, are developing or already possess in-house technologies and services offered by the Company. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company provides services either independently or through collaborative efforts.

  The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's services and expertise may be rendered obsolete or uneconomical by technological advances or novel approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technologies developed by the Company's competitors may be more effective than those developed by the Company. There can be no assurance that the Company's competitors will not develop more effective or more affordable technologies or services, thus rendering the Company's technologies and/or services obsolete, uncompetitive or uneconomical. There can be no assurance that the Company will be able to compete successfully with existing or potential competitors or that competitive factors will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Competition."

  Variation in Quarterly Operating Results; Seasonality. The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly operating results can fluctuate as a result of a number of factors, including the commencement, delay, cancellation or completion of contracts; risks associated with fixed price contracts; the mix of services provided; seasonal slowdowns; the timing of start-up expenses for new services and facilities; and the timing and integration of acquisitions. In particular, quarterly fluctuations in the Company's royalty revenue relating to fexofenadine HCl, an anti-histamine subject to seasonal demand, may produce stronger fluctuations in the Company's results of operations than those which have occurred over prior periods. The Company believes that quarterly comparison of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the

Common Stock in a manner unrelated to the longer term operating performance of the Company. See "--Absence of Public Trading Market; Offering Price; Possible Volatility of Future Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

  Limited Marketing Experience; Expansion of Sales Activities. To date, the Company has sold its services and products primarily through the efforts of the Company's senior management. The Company anticipates that it will need to retain additional sales and marketing personnel and expand its sales and marketing activities in order to achieve significant long-term growth. There can be no assurance that the Company will be able to build and maintain an efficient and effective sales and marketing organization or that such an organization will be successful in attracting new customers. The failure to build a successful sales organization could have a material adverse effect on the Company's business, financial condition and results of operations.

  Potential Liability and Risks of Operations. The Company develops, tests and, to a very limited extent, manufactures pharmaceutical products intended for use in humans. Such activities could expose the Company to the risk of liability for personal injury or death to persons using such products, although the Company does not manufacture in bulk, market or sell such products. No assurance can be given that the Company will not be required to pay damages or incur defense costs in connection with any such claim. In addition, the Company could be held liable for errors and omissions in connection with the services it performs. The Company currently maintains product liability and errors and omissions insurance with respect to these risks. No assurance can be given that such insurance will be adequate or can be maintained at acceptable costs or at all. The failure of such indemnification provisions and insurance policies to protect the Company from such claims or liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risk of Interruption of Operations. The Company's results of operations are dependent upon the continued use of its highly specialized laboratories and equipment. The Company's operations are primarily concentrated in a single facility in Albany, New York. Although the Company has contingency plans in effect for certain natural disasters, as well as other unforeseen events which could damage the Company's laboratories or equipment, no assurance can be given that any such events will not materially interrupt the Company's business. The Company maintains business interruption insurance to cover lost revenues caused by such occurrences. However, such insurance would not compensate the Company for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to complete its customer contracts in a timely manner.

  Risks Associated with Acquisitions. The Company from time to time reviews potential acquisition candidates in the ordinary course of its business. No assurance can be given that acquisition candidates will be available or will be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in connection with the consummation of such acquisitions by the Company and the subsequent assimilation of the operations, personnel and services or products of the acquired companies, the difficulty of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies may also involve the additional risks of assimilating differences in business practices and overcoming language barriers. To date, the Company has grown entirely through internal expansion, and there can be no assurance that any acquisition will be identified or completed or, if completed, will be successfully integrated into the Company's operations. The Company presently has no agreements or commitments with respect to any acquisition.

  Broad Management Discretion in Use of Proceeds. The principal purposes of the offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the offering to repay a portion of its indebtedness, for expansion of existing facilities, for additional capital expenditures and for working capital and other general corporate purposes. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses, products or technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. Accordingly, the Company will have significant flexibility in applying the net proceeds of the offering. See "Use of Proceeds."

  Potential Adverse Impact of Pharmaceutical and Health Care Reform. The Company expects that a substantial portion of its contract revenues in the foreseeable future will be derived from services provided to the pharmaceutical and biotechnology industries. Accordingly, the Company's future success is directly dependent upon the success of the companies within those industries and their continued demand for the Company's services. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets pricing or profitability of pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private third party payors for health care goods or services may take in response to any health care reform proposals or legislation. To the extent that such proposals or reforms have a material adverse effect on the businesses, financial condition, results of operations and profitability of pharmaceutical and biotechnology companies that are actual or prospective customers for the Company's services and products, the Company's business, financial condition and results of operations could be materially and adversely affected.

  Potential Liability Regarding Hazardous Materials. The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Effective Control by Principal Shareholders. After giving effect to the sale of the shares of Common Stock offered hereby, Thomas E. D'Ambra, the Company's Chairman and Chief Executive Officer, Chester J. Opalka, the Company's Vice President, Senior Research Chemist and a Director, and Harold M. Armstrong, Jr., the Company's Executive Vice President, Chief Financial Officer and a Director, will beneficially own in the aggregate approximately 52.7%, 51.0% assuming exercise of the Underwriters' over-allotment option in full) of the outstanding Common Stock. As a result, these shareholders will be able to exert significant influence over the outcome of fundamental corporate transactions requiring shareholder approval, including, but not limited to, mergers and sales of assets and the election of the members of the Company's Board of Directors. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Shares Eligible for Future Sale."

  Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. In addition to the 2,200,000 shares of
Common Stock offered hereby, up to approximately     shares of Common Stock
owned by current shareholders of the Company will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), at various times beginning 90 days after the date of this Prospectus. All executive officers and directors and shareholders
of the Company, who in the aggregate will hold     shares of Common Stock and
options to purchase     shares of Common Stock, have agreed, pursuant to
certain Lock-up Agreements (the "Lock-up Agreements"), that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC. Sales of substantial amounts of Common Stock (including shares issued in connection with future acquisitions which may be issued with registration rights), or the availability of such shares for sale, may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to obtain additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

  Absence of a Public Trading Market; Offering Price; Possible Volatility of Future Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop or be sustained following the consummation of this offering. Consequently, the offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the several Underwriters based on several factors and will not necessarily reflect the market price of the Common Stock after this offering or the price at which the Common Stock may be sold in the public market after this offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. Following the completion of this offering, the trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, changes in earnings estimates by analysts, material announcements by the Company or its competitors, governmental regulatory action, or other events or factors, many of which are beyond the Company's control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, the Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

  Computer Systems and Year 2000 Issues. The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the application year of business transactions. The Company does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant and is currently developing a plan to ensure that its computer systems are modified to be compliant on a timely basis. Failure of the Company, its software providers or the Company's customers or suppliers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise materially and adversely affect the Company's business, financial condition and results of operations.

  Dividend Policy. The Company has not declared cash dividends on its Common Stock since its inception and the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Under New York law, the Company is permitted to pay dividends only out of its surplus, or, if there is no surplus, out of its net profits. Although the Company's current credit facility permits the Company to pay cash dividends, the payment of cash dividends may be prohibited under agreements governing debt which the Company may incur in the future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

  Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws"), certain sections of the New York Business Corporation Law, and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which shareholders may deem to be in their best interests). Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of shareholder voting by written consent, the removal of directors only for cause, the vesting of exclusive authority in the Board of Directors to determine the size of the Board of Directors and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of shareholders and certain advance notice requirements for shareholder proposals and nominations for election to the Board of Directors. These provisions, and the ability of the Board of Directors to issue preferred stock without further action by shareholders, could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption of control would be beneficial to shareholders, and also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interest of shareholders. The Company will be subject to
Section 505 of the New York Business Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 20% or more of the Company's Common Stock. See "Description of Capital Stock--Certain Provisions of Certificate of Incorporation and By-Laws" and "--Statutory Business Combination Provision."

  Immediate and Substantial Dilution. Purchasers of the Common Stock in this offering will incur immediate and substantial dilution in the net tangible book value per share of Common Stock. At an assumed initial public offering price of $16.00 per share, investors in this offering will incur dilution of $11.08 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to investors participating in this offering. Moreover, there can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. Any such financing would result in additional dilution to the Company's shareholders. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, after deducting the underwriting discounts and estimated
offering expenses payable by the Company, are estimated to be $    ($    if
the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds as follows: (i) approximately $5.0 million will be used to repay a portion of the Company's outstanding indebtedness under its existing credit facility with Fleet Bank, N.A. (the "Credit Facility"), including fees and accrued and unpaid interest; (ii) approximately $5.0 million for expansion of existing facilities; and (iii) the balance will be used for additional capital expenditures and for working capital and other general corporate purposes. The Company routinely evaluates potential acquisitions of businesses and products that would complement or expand the Company's business. The Company may use a portion of the net proceeds from this offering for one or more acquisitions; however, it currently has no commitments or agreements with respect to such transactions. Pending such use, the balance of the net proceeds will be invested in short-term, investment grade, interest bearing obligations.

  The Credit Facility consists of a $15 million, three-year, revolving line of credit, which thereafter converts into a five-year term loan. The Credit Facility will expire in July 2006. As of July 1, 1998, the Company had drawn an aggregate of $5.0 million under the Credit Facility. Amounts outstanding under the Credit Facility bear interest at variable rates which are based upon, at the option of the Company, the lender's prime rate or LIBOR. The interest rate on such indebtedness at June 30, 1998 was approximately 6.5% per annum. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not declared any cash dividends on its Common Stock since its inception. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future. Under New York law, the Company is permitted to pay dividends only out of its surplus, or, if there is no surplus, out of its net profits. Although the Company's current Credit Facility permits the Company to pay cash dividends, the payment of cash dividends may be prohibited under agreements governing debt which the Company may incur in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the receipt and application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                              MARCH 31, 1998
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (IN THOUSANDS)
Current maturities of long-term debt(1).................... $   443    $
Long-term debt, net of current maturities(1)...............   1,666
  Series A Convertible Preferred Stock, par value $0.01 per
   share: 100,000 shares authorized, issued and
   outstanding, actual; no shares authorized, issued or
   outstanding, as adjusted................................       1      --
  Preferred Stock, par value $0.01 per share: 900,000
   shares authorized, no shares issued or outstanding,
   actual; 2,000,000 shares authorized, no shares issued or
   outstanding, as adjusted................................     --       --
  Common Stock, par value $0.01 per share: 10,000,000
   shares authorized, 7,216,044 shares issued and
   outstanding, actual; 50,000,000 shares authorized,
   9,446,044 shares issued and outstanding, as
   adjusted(2).............................................      72      --
  Additional paid-in capital...............................   2,950
  Accumulated other comprehensive income...................      52       52
  Retained earnings........................................   8,422    8,422
                                                            -------    -----
    Total shareholders' equity.............................  11,497
                                                            -------    -----
Total capitalization....................................... $13,606    $
                                                            =======    =====

----------
(1) See Note 3 of Notes to Financial Statements for information concerning long-term debt obligations.

(2) Excludes: (i) 1,348,504 shares of Common Stock currently issuable upon exercise of outstanding stock options as of the balance sheet date; (ii) 919,847 additional shares of Common Stock available for future grants under the 1998 Stock Plan; and (iii) 200,000 additional shares of Common Stock available for future sales under the Purchase Plan. See "Management--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan" and "--1998 Employee Stock Purchase Plan."

                                   DILUTION

  The net tangible book value of the Common Stock as of March 31, 1998 was approximately $11.1 million or $1.54 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, including all outstanding stock grants and excluding all outstanding stock options. After giving effect to the sale of the 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share and the receipt and application by the Company of the net proceeds therefrom, the pro forma net tangible book value of the Common Stock as of March 31, 1998 would have been approximately $46.3 million or $4.92 per share. This represents an immediate increase in pro forma net tangible book value of $3.38 per share to existing shareholders and an immediate dilution of $11.08 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $16.00
     Net tangible book value per share .......................... $1.54
     Increase per share attributable to new investors............ $3.38
   Pro forma net tangible book value per share after the
    offering.....................................................       $ 4.92
                                                                        ------
   Dilution per share to new investors...........................       $11.08
                                                                        ======

  The following table summarizes, on a pro forma basis as of March 31, 1998 after giving effect to the conversion of all outstanding shares of Series A Preferred Stock, the differences between existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE PAID
                             NUMBER   PERCENT   AMOUNT    PERCENT     PER SHARE
                            --------- ------- ----------- ------- ------------------
   Existing shareholders... 7,216,044   76.6% $ 2,993,835    7.8%       $ 0.42
   New investors........... 2,200,000   23.4   35,200,000   92.2         16.00
                            ---------  -----  -----------  -----
     Total................. 9,416,044  100.0% $38,193,835  100.0%
                            =========  =====  ===========  =====

  Other than as noted above, the foregoing computations assume no exercise of any outstanding stock options after March 31, 1998 or the Underwriters' over-allotment option. See "Use of Proceeds." As of June 30, 1998, options to purchase 1,377,904 shares of Common Stock were outstanding with a weighted average exercise price of $2.82 per share. To the extent these options or the Underwriters' over-allotment option are exercised, there will be further dilution to new investors. See "Underwriting" for information concerning the Underwriters' over-allotment option.

                            SELECTED FINANCIAL DATA

  The following selected statement of operations data for each of the years ended December 31, 1995, 1996 and 1997 and selected balance sheet data at December 31, 1996 and 1997 are derived from the financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere herein. The selected statement of operations data for the years ended December 31, 1993 and 1994 are derived from audited financial statements not included herein. The balance sheet data at December 31, 1993, 1994 and 1995, is derived from audited financial statements not included herein. The selected statement of operations data for the three month periods ended March 31, 1997 and 1998 and the balance sheet data at March 31, 1998 are derived from unaudited financial statements also included elsewhere in the Prospectus. The unaudited financial statements for such three month periods have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for these periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for the year ending December 31, 1998 or any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included herein.

                                                                     THREE MONTHS
                                                                        ENDED
                                YEAR ENDED DECEMBER 31,               MARCH 31,
                          ---------------------------------------  -----------------
                           1993    1994    1995    1996    1997     1997     1998
                          ------  ------  ------  ------  -------  ------  ---------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net contract revenue....  $1,071  $1,116  $2,959  $5,261  $ 8,104  $1,509    $2,873
Cost of revenue.........     818     742   1,350   2,835    4,334     928     1,508
                          ------  ------  ------  ------  -------  ------   -------
Gross profit............     253     374   1,609   2,426    3,770     581     1,365
Operating expenses:
 Research and
  development...........      54     152      37     245      627     100       209
 Selling, general and
  administrative .......     225     253     809   1,219    2,246     380       883
                          ------  ------  ------  ------  -------  ------   -------
 Total operating
  expenses..............     279     405     846   1,464    2,873     480     1,092
                          ------  ------  ------  ------  -------  ------   -------
Income (loss) from
 operations.............     (26)    (31)    763     962      897     101       273
Other income (expense):
 Licensing fees,
  milestones and
  royalties, net........     --      --      --      900    2,278     --      7,289
 Interest income
  (expense), net........     (13)    (30)     37     (11)     (13)    (15)       26
 Other non-operating
  income (expense),
  net...................     --      --      (68)     20      (26)      4      (196)
                          ------  ------  ------  ------  -------  ------   -------
 Total other income
  (expense).............     (13)    (30)    (31)    909    2,239     (11)    7,119
                          ------  ------  ------  ------  -------  ------   -------
Income (loss) before
 income taxes...........     (39)    (61)    732   1,871    3,136      90     7,392
Income tax expense
 (benefit)..............      (4)    (48)    252     637      947      15     2,853
                          ------  ------  ------  ------  -------  ------   -------
Net income (loss).......  $  (35) $  (13) $  480  $1,234  $ 2,189  $   75    $4,539
                          ======  ======  ======  ======  =======  ======   =======
Basic earnings (loss)
 per share..............  $(0.01) $  --   $ 0.07  $ 0.17  $  0.31  $ 0.01    $ 0.63
Diluted earnings (loss)
 per share..............  $(0.01) $  --   $ 0.06  $ 0.16  $  0.28  $ 0.01    $ 0.56
Weighted average common
 shares outstanding,
 basic..................   5,615   5,904   6,842   7,137    7,174   7,170     7,186
Weighted average common
 shares outstanding,
 diluted................   5,645   6,009   7,380   7,711    7,863   7,853     8,035
                                     DECEMBER 31,
                          ---------------------------------------          MARCH 31,
                           1993    1994    1995    1996    1997              1998
                          ------  ------  ------  ------  -------          ---------
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  179  $   45  $   35  $1,260  $ 1,262           $ 7,460
Working capital.........     284      87   2,171   3,011    4,407             8,314
Total assets............   1,044   1,059   5,108   8,501   10,629            19,173
Long-term debt, less
 current maturities.....     255     203     744   2,374    1,776             1,666
Total shareholders'
 equity.................     578     566   3,156   4,411    6,654            11,497

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Business," as well as in this Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth under "Risk Factors," the discussion set forth below and the matters set forth in this Prospectus generally.

OVERVIEW

  The Company was founded in 1991 and its mission has always been to provide a broad range of chemistry services throughout the drug discovery and development process. As the needs of the Company's customers have expanded and chemistry research outsourcing has increased, the Company has expanded its service offerings. In January 1994, the Company added its first current Good Manufacturing Practices ("cGMP") manufacturing facility and in May 1996, the Company added analytical chemistry services. The Company has expanded its facility in Albany, New York, on several occasions and currently is undertaking its largest expansion to date, which it expects to be completed by December 1998.

  Net contract revenue consists primarily of fees earned under contracts with third party customers, net of reimbursed expenses. Reimbursed expenses consist of laboratory supplies, chemicals and other costs reimbursed by customers and, in accordance with industry practice, are included in contract revenue. Reimbursed expenses vary from contract to contract. Accordingly, the Company views net contract revenue as its primary measure of revenue growth. In general, the Company provides services to customers on (i) a full-time equivalent ("FTE") basis that establishes the number of FTEs contracted for a project, the duration of the contract period, the fixed price per FTE, plus an allowance for out-of-pocket expenses which may or may not be incorporated in the FTE rate, (ii) a time and materials ("T&M") basis under which the Company charges its customers based on an hourly rate plus out-of-pocket expenses or
(iii) a fixed price basis. Typically, FTE and T&M contracts are entered into for two to three year periods. FTE and T&M contracts provide for annual adjustments in billing rates for the scientists assigned to the contract. Generally, the Company's contracts may be terminated by the customer upon 30 days' prior notice. The Company recognizes contract revenue on a percentage-of-completion or per diem basis. Cost of revenue consists primarily of compensation and associated fringe benefits for employees and other direct project related costs. Research and development expense consists of payments in connection with collaborations with academic institutions, compensation and benefits for scientific personnel for work performed on proprietary research projects and costs of supplies and chemicals related thereto. Selling, general and administrative expense consists of compensation and related fringe benefits for marketing and administrative employees, professional services, marketing costs and all costs related to facilities and information services, which are based on contract revenue in each quarter.

  Net licensing fees, milestones and royalties consist of licensing fees, milestones and royalties net of technology incentive award expense incurred under the Company's Technology Development Incentive Plan. The Company maintains a Technology Development Incentive Plan, the purpose of which is to stimulate and encourage novel innovative technology development, which allows eligible participants to share in awards based on ten percent (10%) of the net revenue earned by the Company relating to patented technology with respect to which the eligible participant is named as an inventor.

  The Company earns royalties from HMR under a license agreement based on sales of fexofenadine HCl, marketed as Allegra in the Americas and as Telfast elsewhere. Although the Company entered into the license agreement with HMR in 1995, the Company began to recognize royalty revenue related to U.S. sales under that agreement in February 1998, due to the significant time taken for issuance of the Company's patents and the resolution of related patent interference claims. Royalty payments are due within 45 days after the end of a calendar quarter and determined based on such quarter's sales.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net contract revenue:

                                                                 THREE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,      MARCH 31,
                                      -------------------------  --------------
                                       1995     1996     1997     1997    1998
                                      -------  -------  -------  ------  ------
   Net contract revenue.............    100.0%   100.0%   100.0%  100.0%  100.0%
   Cost of revenue..................     45.6     53.9     53.5    61.5    52.5
                                      -------  -------  -------  ------  ------
   Gross profit.....................     54.4     46.1     46.5    38.5    47.5
   Operating expenses:
    Research and development........      1.2      4.7      7.7     6.6     7.3
    Selling, general and
     administrative.................     27.4     23.1     27.7    25.2    30.7
                                      -------  -------  -------  ------  ------
    Total operating expenses........     28.6     27.8     35.5    31.8    38.0
                                      -------  -------  -------  ------  ------
   Income from operations...........     25.8     18.3     11.1     6.7     9.5
   Other income (expense):
    Licensing fees, milestones and
     royalties, net.................      --      17.1     28.1     --    253.7
    Interest income (expense), net..      1.3     (0.2)    (0.2)   (0.9)    0.9
    Other non-operating income (ex-
     pense), net....................     (2.3)     0.4     (0.3)    0.3    (6.8)
                                      -------  -------  -------  ------  ------
    Total other income (expense)....     (1.0)    17.3     27.6    (0.7)  247.8
                                      -------  -------  -------  ------  ------
   Income before income taxes.......     24.7     35.6     38.7     6.0   257.3
   Income tax expense...............      8.5     12.1     11.7     1.1    99.3
                                      -------  -------  -------  ------  ------
   Net income.......................     16.2%    23.5%    27.0%    4.9%  158.0%
                                      =======  =======  =======  ======  ======

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Net contract revenue. Net contract revenue increased 90.4% to $2.9 million in the first three months of 1998 from $1.5 million in the first three months of 1997. The increase was due principally to the performance of a greater number of projects under contract, primarily for medicinal and chemical development services, which were enabled through an increase in the number of scientific staff to 57 at March 31, 1998 from 36 at March 31, 1997.

  Gross profit. Gross profit increased 134.9% to $1.4 million in the first three months of 1998 from $581,000 in the first three months of 1997. Gross profit increased as a percentage of net contract revenue to 47.5% from 38.5%, reflecting an increase in overall employee utilization during the first three months of 1998 and a change in the mix of contract types from several fixed price contracts, which generally had lower gross profit, to FTE and T&M contracts. Additionally, the gross profit for the first three months of 1997 reflected higher costs related to laboratory supplies and reagents in the first full quarter of operations in the Company's newly constructed chemical development and analytical laboratories and dedicated cGMP manufacturing facility.

  Research and development. Research and development expense increased to $209,000 in the first three months of 1998 from $100,000 in the first three months of 1997. The increase was due primarily to expenses related to biological assay study agreements with third parties pertaining to the Company's proprietary research programs which commenced in February 1997 and July 1997, respectively.

  Selling, general and administrative. Selling, general and administrative expense increased 132.7% to $883,000 for the first three months of 1998 from $380,000 in the first three months of 1997 and represented 30.7% of net contract revenue for the first three months of 1998 compared to 25.2% for the first three months of 1997. The increase was due to a general increase in administrative and marketing staff to support the expansion of the Company's operations, increased expenses for recruitment of scientists and increased rent expense related to the ongoing expansion of the Company's Albany facility.

  Licensing fees, milestones and royalties, net. Net licensing fees, milestones and royalties were $7.3 million in the first three months of 1998. There were no net licensing fees, milestones and royalties in the first three months of 1997. As a result of the February 1998 PTO decision, the Company met all prerequisites of the licensing agreement with HMR and recognized and received in the first three months of 1998 milestone payments and royalties on all sales of fexofenadine HCl in the United States from November 26, 1996, the date of patent issuance, through December 31, 1997. The Company recognized $1.8 million in royalties on all sales of fexofenadine HCl in the United States for the first three months of 1998. All licensing fees, milestones and royalties associated with the HMR license are subject to the Technology Development Incentive Plan.

  Other non-operating income (expense), net. Other non-operating expense, net was $196,000 in the first three months of 1998. Other non-operating income, net was $4,000 in the first three months of 1997. This change was due to a one-time expense incurred in the first three months of 1998 as a result of the Company's partial reimbursement for expenses incurred by the Company's landlord in relocating other tenants in order to facilitate the Company's expansion.

  Income tax expense. Income tax expense increased to $2.9 million in the first three months of 1998 from $16,000 in the first three months of 1997. The effective rate was 38.6% in the first three months of 1998 and 34.1% in the first three months of 1997. The increase in income tax expense was primarily a result of the increase in royalty and licensing fees.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net contract revenue. Net contract revenue increased 54.0% to $8.1 million in 1997 from $5.3 million in 1996. The increase was due principally to the performance of a greater number of contracts, primarily for medicinal and chemical development services, which were enabled through an increase in the number of scientific staff to 43 at December 31, 1997 from 31 at December 31, 1996.

  Gross profit. Gross profit increased 55.4% to $3.8 million in 1997 from $2.4 million in 1996. Gross profit remained relatively constant as a percentage of net contract revenue at 46.5% in 1997 compared to 46.1% in 1996, reflecting a fairly consistent mix of the type of contracts during the two years.

  Research and development. Research and development expense increased to $627,000 in 1997 from $245,000 in 1996. The increase was due primarily to expenses related to biological assay development study agreements with third parties pertaining to the Company's proprietary research programs, which commenced in February 1997 and July 1997, respectively.

  Selling, general and administrative. Selling, general and administrative expense increased 84.3% to $2.2 million in 1997 from $1.2 million in 1996, and represented 27.7% of net contract revenue in 1997 compared to 23.2% in 1996. The increase was due to a general increase in administrative and marketing staff due to the continued growth of the Company, an increase in executive compensation, higher accruals for incentive compensation, increased recruiting expenditures for scientific staff and an increase in the provision for doubtful accounts.

  Licensing fees, milestones and royalties, net. Net licensing fees, milestones and royalties increased 153.1% to $2.3 million in 1997 from $900,000 in 1996. The increase in net licensing fees, milestones and royalties was due principally to the difference in prescribed milestones due to the Company from HMR upon the issuance of non-U.S. patents to the Company with respect to fexofenadine HCl in 1997 and 1996. As a result of these patent issuances, the Company became entitled to receive royalties on all sales of fexofenadine HCl in those countries in which these patents were issued.

  Income tax expense. Income tax expense increased to $947,000 in 1997 from $637,000 in 1996. The effective tax rate was 30.2% in 1997 and 34.1% in 1996.
The increase in income tax expense was primarily a result of the increase in licensing fees, milestones and royalties.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net contract revenue. Net contract revenue increased 77.8% to $5.3 million in 1996 from $3.0 million in 1995. The increase was principally due to the performance of a greater number of projects under contract, primarily for medicinal chemistry and chemical development services, which were enabled through an increase in the number of scientific staff to 31 at December 31, 1996 from 15 at December 31, 1995.

  Gross profit. Gross profit increased 50.8% to $2.4 million in 1996 from $1.6 million in 1995. Gross profit decreased as a percentage of net contract revenue to 46.1% in 1996 from 54.4% in 1995, reflecting an increase in the Company's occupancy expenses in 1996 as a result of the 1996 construction of chemical development and analytical laboratories and a cGMP manufacturing facility, which resulted in higher charges for depreciation, utilities, and rent. Additionally, the Company incurred higher payroll and related costs because of the higher overall compensation required to attract and retain scientific staff.

  Research and development. Research and development expense increased to $245,000 in 1996 from $37,000 in 1995. The increase was primarily due to the initiation of a research collaboration and the commencement of a related biological assay study in February 1996.

  Selling, general and administrative. Selling, general and administrative expense increased 50.6% to $1.2 million in 1996 from $809,000 in 1995, and represented 23.2% of net contract revenue in 1996 compared to 22.5% in 1995. The increase was principally due to an increase in number of administrative staff due to the continued growth of the Company and increased recruiting expenditures for scientific staff.

  Licensing fees, milestones and royalties, net. Net licensing fees, milestones and royalties were $900,000 in 1996. There were no net licensing fees, milestones and royalties in 1995. The increase in net licensing fees, milestones and royalties was due to the achievement of the first prescribed milestone upon issuance of the first non-U.S. patent to the Company with respect to fexofenadine HCl in 1996. As a result of this patent issuance, the Company became entitled to receive royalties on all sales of fexofenadine HCl in the country in which the patent was issued.

  Other non-operating income (expense), net. Other non-operating income, net was $20,000 in 1996. Other non-operating expense, net was $68,000 in 1995. This expense was primarily due to an expense related to a write-off of licensing costs previously capitalized.

  Income tax expense. Income tax expense increased to $637,000 in 1996 from $253,000 in 1995. The effective tax rate was 34.1% in 1996 and 34.5% in 1995.
The increase in income tax expense was primarily a result of the increase in royalty and licensing fees.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth unaudited quarterly operating results for each of the Company's last nine quarters. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.

                                                            QUARTER ENDED
                          ---------------------------------------------------------------------------------
                          MAR. 31 JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                           1996     1996     1996      1996     1997     1997     1997      1997     1998
                          ------- -------- --------- -------- -------- -------- --------- -------- --------
                                                           (IN THOUSANDS)
Net contract revenue....  $1,290   $1,417   $1,373    $1,181   $1,509   $2,099   $2,212    $2,284   $2,873
Cost of revenue.........     423      609      748     1,055      928    1,026    1,173     1,208    1,508
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
Gross profit............     867      808      625       126      581    1,073    1,039     1,076    1,365
Operating expenses:
 Research and
  development...........       5       86       25       128      100      180      163       183      209
 Selling, general and
  administrative........     195      243      338       444      380      513      507       846      883
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
  Total operating ex-
   penses...............     200      329      363       572      480      693      670     1,029    1,092
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
Income (loss) from
 operations.............     667      479      262      (446)     101      380      369        47      273
Other income (expense):
 Licensing fees,
  milestones and
  royalties, net........     --       --       --        900      --       450    1,801        27    7,289
 Interest income
  (expense), net........       7       10       (7)      (21)     (15)      (2)      (8)        9       26
 Other non-operating
  income (expense),
  net...................       2        5        1        12        4        0      (19)      (11)    (196)
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
  Total other income
   (expense)............       9       15       (6)      891      (11)     448    1,774        27    7,119
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
Income before income
 taxes..................     676      494      256       445       90      828    2,143        74    7,392
Income tax expense
 (benefit)..............     234      172       80       151       15      319      734      (121)   2,853
                          ------   ------   ------    ------   ------   ------   ------    ------   ------
Net income..............  $  442   $  322   $  176    $  294   $   75   $  509   $1,409    $  195   $4,539
                          ======   ======   ======    ======   ======   ======   ======    ======   ======

  The Company's results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Quarterly operating results can fluctuate as a result of a number of factors, including the commencement, delay, cancellation or completion of contracts; risks associated with fixed price contracts; the mix of services provided; seasonal slowdowns; the timing of start-up expenses for new services and facilities; and the timing and integration of acquisitions. In particular, quarterly fluctuations in the Company's royalty revenue relating to fexofenadine HCl, an anti-histamine subject to seasonal demand, may produce stronger fluctuations in the Company's results of operations than those which have occurred over prior periods. See "Risk Factors--Variation in Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its business through cash flows from operations, proceeds from borrowings and the issuance of equity securities to HMR in March 1995. During the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995, the Company generated $7.3 million, $1.6 million, $2.1 million and $200,000, respectively, in cash flow from operations and raised $1.6 million and $1.0 million in its 1996 and 1995 borrowings, respectively. The increase in cash flow for the three months ended March 31, 1998 was principally due to an increase in net licensing fees, milestones and royalties.

  During the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995, total capital expenditures were $1.0 million, $870,000, $2.6 million and $1.2 million, respectively. Capital expenditures were incurred predominantly in connection with the Company's expansion of service offerings (computational chemistry and analytical services) in 1997, and in connection with the Company's 1998, 1996 and 1995 facilities expansions. In December 1997, the Company began its most recent phase of expansion at its main location in Albany, New York. The expansion will add 60,000 square feet to its existing 30,000 square feet of laboratory and administrative space. The expansion is estimated to cost $8.5 million for construction and an additional $4.0 million for the purchase of laboratory supplies, instrumentation, software and equipment upgrades. A total of $885,000 for the expansion had been incurred through March 31, 1998. The expansion is anticipated to be completed by December 1998.

  Working capital was $8.3 million at March 31, 1998, compared to $4.4 million at December 31, 1997, and $3.0 million at December 31, 1996. The increase in working capital for the three month period ended March 31, 1998 was primarily attributable to the milestones and royalties earned by the Company on its license agreement with HMR, less the associated technology incentive compensation expense and income taxes. The increase in working capital from December 31, 1997 compared to December 31, 1996, was attributable primarily to an increase in the number of scientific staff working on a greater number of projects, resulting in a substantial increase in billings at December 31, 1997 compared to December 31, 1996.

  The Company has available a Credit Facility to supplement its liquidity needs. The Credit Facility consists of a $15 million, three-year, revolving line of credit, which converts thereafter into a five-year term loan. The Credit Facility expires in July 2006. As of June 30, 1998, the Company had drawn an aggregate of $5.0 million under the Credit Facility. Amounts outstanding under the Credit Facility bear interest at variable rates which are based upon, at the option of the Company, the lender's prime rate or LIBOR. The interest rate on such indebtedness at June 30, 1998 was 6.5% per annum. The Credit Facility restricts or prohibits the Company from incurring indebtedness, incurring liens, disposing of assets and requires the Company to maintain certain financial ratios on an ongoing basis. The Credit Facility is secured by a lien on substantially all of the assets of the Company, other than its patents, and the assignment of the right to receive royalty payments from HMR under the license agreement.

  The Company will use a portion of the net proceeds from this offering to repay a portion of the outstanding indebtedness under the Credit Facility. The Company believes that the remaining net proceeds from this offering, together with cash generated from operations and borrowings under the Credit Facility, will be sufficient to fund its anticipated working capital needs and capital expenditures (other than financing necessary to complete future acquisitions, if any) for at least the next 24 months. Future acquisitions, if any, could be funded with cash from operations, the net proceeds of this offering, borrowings under the Credit Facility and/or the issuance of debt or equity securities. There can be no assurance that attractive acquisition opportunities will be available to the Company or will be available at prices and upon such other terms that are attractive to the Company. The Company regularly evaluates potential acquisitions of other businesses, products and product lines and may hold discussions regarding such potential acquisitions. As a general rule, the Company will publicly announce such acquisitions only after a definitive agreement has been signed. The Company currently has no commitments or agreements with respect to any acquisition. In addition, in order to meet its long-term liquidity needs or consummate future acquisitions, the Company may incur additional indebtedness or issue additional equity and debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company or at all. The failure to raise the funds necessary to finance its future cash requirements or consummate future acquisitions could adversely affect the Company's ability to pursue its strategy and could negatively affect its operations in future periods. See "Risk Factors--Risks Associated with Acquisitions."

YEAR 2000 COMPLIANCE

  The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the application year of business transactions. The Company does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant and is currently developing a plan to ensure that its computer systems are modified to be compliant on a timely basis.

                                   BUSINESS

OVERVIEW

  Albany Molecular Research is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and cost and to pursue simultaneously a greater number of drug discovery and development opportunities. Since its inception in 1991, the Company has conducted over 400 projects for more than 100 customers. The Company achieved a 66% compound annual growth rate in net contract revenue from 1993 to 1997. In addition to its contract services, the Company conducts a limited amount of proprietary research and development. The Company has developed and patented a substantially pure form of, and a manufacturing process for, the active ingredient in a new, non-sedating antihistamine marketed by HMR as Allegra in the Americas and as Telfast elsewhere. Pursuant to a licensing agreement between the Company and HMR, the Company has received since October 1996 $12.8 million in milestones and royalties from HMR and is entitled to receive ongoing royalties based upon a percentage of sales of the product.


INDUSTRY OVERVIEW

  The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, genomics and high-throughput synthesis and screening, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. In addition, pharmaceutical and biotechnology companies are under increasing pressure to deliver new drugs to market and reduce the time required for drug development. In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical companies have augmented their internal research and development capacity through outsourcing. Similarly, many biotechnology companies, constrained by cost pressures, have elected to outsource rather than develop certain research and development functions in-house. As a result of these factors, many pharmaceutical and biotechnology companies are utilizing contract research organizations ("CROs"). The CRO industry has grown dramatically over the last several years to meet these needs. Industry analysts estimate that outsourcing represents approximately 10%, or $3.5 billion, of the $35 billion of research and development expenditures made by pharmaceutical and biotechnology companies in 1996. While outsourcing has traditionally been limited to the later stages of drug development, such as clinical trial management and manufacturing, many pharmaceutical and biotechnology companies are utilizing contract chemistry service providers to supplement or, in some cases, replace internal chemistry expertise. Currently, only a few companies provide chemistry services for drug discovery and development, and have typically focused only on selected portions of the process. Albany Molecular Research believes that significant opportunities exist for a company that provides a broad range of outsourced chemistry services throughout the drug discovery and development process.

 The Importance of Chemistry in the Drug Discovery and Development Process

  Although many scientific disciplines are required for new drug discovery and development, chemistry and biology are at the center of this process. Chemists and biologists typically work together to prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents that demonstrate the desired activity and finally create a marketable drug. Chemistry is an integral part of the drug discovery and development process, which includes: (i) lead discovery -- the identification of a compound that may be developed into a new drug; (ii) lead optimization -- an iterative process of modifying the structure of a lead compound to optimize its therapeutic properties; (iii) preclinical testing -- the testing of the compound in increasingly complex animal models; (iv) clinical trials -- the multi-phase testing of the compound for safety and efficacy in humans; and (v) product commercialization -- the manufacture, marketing and sale of commercial quantities of the approved drug.


                    DRUG DISCOVERY AND DEVELOPMENT PROCESS


-----------   --------------   -------------     ----------  -------------------
   LEAD            LEAD         PRECLINICAL       CLINICAL         PRODUCT
 DISCOVERY     OPTIMIZATION       TESTING          TRIALS     COMMERCIALIZATION
-----------   --------------   -------------     ----------  -------------------

  Lead Discovery. The first major hurdle in drug discovery is the identification of one or more lead compounds that interact with a biological target, such as an enzyme, receptor or other protein, that may be associated with a disease. A biological test or assay based on the target is developed and used to test or "screen" chemical compounds. Medicinal chemistry is used to synthesize these compounds rapidly and study the interaction between the three dimensional molecular structures of the compounds and biological targets (i.e., structure-activity relationships (SARs)). The objective of lead discovery is to identify a lead compound for further research and development.

  Lead Optimization. Once a lead compound has been discovered, medicinal chemistry is used to optimize that lead by modifying and synthesizing analogs of active lead candidates with improved potency, selectivity and/or pharmacokinetics (improved absorption, solubility, half-life and metabolism) in order to identify a more promising drug candidate. This iterative process involves the synthesis of compounds for biological testing, the analysis of the screening results and the further design and synthesis of additional compounds based upon the analysis of structure-activity relationships.

  During lead optimization, specialists in chemical development perform the scale up synthesis of a lead compound as that compound is advanced through the drug discovery and development process. These scientists are experts in the preparation of chemicals on a larger scale and focus on the efficiency, economics, simplicity and safety of the preparation of such chemicals. Chemical development is also an iterative process which may require progressive improvements in chemical synthesis as subsequent repeat batches are prepared. In addition to providing repeat synthesis, significant process research may be required to refine existing or develop new synthesis processes. Also during the lead optimization stage, analytical chemistry services are required for identity and purity testing and method development.

  Preclinical Testing. Following the selection of a lead compound during the lead optimization stage, advanced preclinical testing is conducted in order to evaluate the efficacy and safety of the lead compound prior to initiating human clinical trials. The lead compound must demonstrate a scientifically proven benefit in controlled and well defined biological tests in animal models, and must exhibit this benefit at doses much lower than those at which side effects would occur. During the lead optimization and preclinical testing phases, the synthesis of additional analogs of the lead compound using medicinal chemistry continues. Often a second compound, referred to as a backup compound or second generation analog, is synthesized and enters the drug development cycle. In addition, continued synthesis is desirable in order to prepare compounds of significant diversity to broaden potential patent coverage. As a result, the advancement of a lead compound into preclinical testing is often a catalyst which increases, rather than reduces, the need for additional medicinal chemical synthesis. During this phase, specialists in chemical development continue to conduct significant process research to optimize the production of a compound.

  Clinical Trials. During clinical trials several phases of studies are conducted to test the safety and efficacy of a drug candidate. As study populations increase and trial durations lengthen, larger quantities of the active ingredient are required. The bulk active ingredient, and the formulated drug product, must be prepared under cGMP guidelines. Analytical chemistry services are critical to cGMP manufacturing. Additional preparations provide an opportunity to further refine the manufacturing process, with the ultimate goal of maximizing the cost effectiveness and safety of the synthesis prior to commercialization.

 Trends Toward Outsourcing of Chemistry Services

  Pharmaceutical and biotechnology companies have in recent years increasingly turned to CROs to manage their drug development processes more efficiently. Most CROs have traditionally provided services to assist in the later stages of drug development ranging from animal testing through clinical trials, manufacturing, marketing and sales. In recent years, pharmaceutical and biotechnology companies have sought to outsource services at progressively earlier stages of drug discovery and development, including early-stage chemistry. The Company believes the following trends have led and will continue to lead to an increase in chemistry services outsourcing in drug discovery and development:

  Technological innovation in drug development. New technologies, such as genomics, combinatorial chemistry and high-throughput screening, have resulted in the identification of a larger number of promising biological targets and associated active compounds, which has increased the demand for chemistry services for lead discovery and optimization. Pharmaceutical and biotechnology companies are increasingly turning toward chemistry outsourcing to pursue the opportunities made possible by the use of these new technologies.

  Time to market pressures. Pharmaceutical and biotechnology companies are under increasing pressure to reduce the time to bring new drugs to market in order to maximize patent life and capture the benefits of being first to market. Chemistry outsourcing permits pharmaceutical and biotechnology companies to run multiple projects, and multiple phases of a particular project, simultaneously.

  Reallocation of resources between variable and fixed costs. Over the last several years, drug companies have centralized their research and development efforts, streamlined their internal operations and outsourced certain functions, thereby converting previously fixed costs to variable costs. Outsourcing chemistry services allows pharmaceutical and biotechnology companies to use variable resources to maximize productivity during periods of rapid growth or in response to cost containment pressures.

  Increasing complexity and purity requirements of new drug candidates. Many drug candidates are technically demanding to synthesize, particularly in commercial quantities. In addition, increased regulatory pressures for high purity molecules earlier in the development process have led to more complex chemistry requirements. Pharmaceutical companies are moving towards outsourcing to third-party service providers to gain early access to scalable manufacturing processes.

  Need for chemistry expertise in the biotechnology industry. Many biotechnology and emerging pharmaceutical companies lack the broad range of expertise needed for the chemistry component of drug discovery and development. These companies have elected to outsource their needs to third party service providers rather than make the investment required to perform these functions in-house.

BUSINESS STRATEGY

  The Company's objective is to be the leading provider of comprehensive outsourced chemistry research and development services to the pharmaceutical and biotechnology industries. Key elements of the Company's business strategy include the following:

  Expand Service Offerings. The Company, since its inception, has expanded its service offerings across a number of phases of drug discovery and development to keep pace with the needs of its customers. In 1995, the Company began offering analytical chemistry services derived from its medicinal chemistry and chemical development capabilities and has recently begun to provide combinatorial chemistry services. The Company has also recently entered into a collaboration with a manufacturer in order to offer its customers large-scale cGMP manufacturing services. The Company may expand its service capabilities through strategic acquisitions of companies or technologies that complement the Company's capabilities.

  Increase Capacity. The Company will seek to support its future growth by increasing capacity both in terms of the number of scientists and the size of its facilities within each of its service offerings. The Company has added 31 scientists since January 1, 1997 and continually seeks to recruit and hire additional experienced scientists. The Company is expanding its Albany facility to more than triple its current laboratory space and intends to expand its facilities to increase capacity and accommodate additional scientists as necessary.

  Leverage Customer Relationships. The Company seeks to leverage its customer relationships by providing chemistry-related services across many phases of drug discovery and development prior to bulk manufacturing. In 1997, four of the Company's five largest customers utilized more than one of its service offerings. The Company believes that its existing customer base also provides an excellent source of referrals.

  Expand Customer Base. The Company is seeking to expand its customer base in both domestic and international markets. The Company believes there are significant opportunities for growth in geographic areas in which the Company has not conducted significant marketing efforts to date. Accordingly, the Company has recently expanded its U.S. and international marketing efforts and will consider adding a physical presence in additional locations as appropriate.

  Leverage Proprietary Technology. Chemistry technology, such as that offered by the Company, lies at the core of the proprietary aspects of drug development. In connection with its contract chemistry services, the Company seeks opportunities to obtain contractual terms which may entitle the Company to milestones and/or royalties with respect to compounds or processes developed in conjunction with its customers. Independent of its contract chemistry services, the Company seeks to identify and develop possible proprietary compounds or processes. The Company currently is investigating a number of compounds for their development potential.

SERVICE OFFERINGS

  The Company is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company's service offerings include medicinal chemistry, chemical development, analytical chemistry services and cGMP manufacturing. The significant experience and expertise of the Company's scientists enable the Company to provide high-quality, sophisticated chemistry services tailored to its customers' specific needs. The Company's services are designed to permit pharmaceutical and biotechnology companies to reduce overall drug development time and costs and to pursue simultaneously a greater number of drug discovery and development opportunities.

  The chart below sets forth the types of chemistry services which typically are employed in the different phases of drug discovery and development and those which are offered by the Company.


    [CHART WITH FIVE STAGES OF DRUG DISCOVERY AND DEVELOPMENT ON THE HORIZONTAL AXIS AND THE COMPANY'S FOUR SERVICE OFFERINGS ON THE VERTICAL AXIS, WITH BARS INDICATING (I) THE CURRENT SERVICES OFFERED BY THE COMPANY, (II) SERVICES PROVIDED BY COLLABORATIONS, AND (III) SERVICES NOT PROVIDED BY THE COMPANY]


 Medicinal Chemistry

  The chemistry functions associated with the identification and optimization of a lead compound are handled by chemists specializing in medicinal chemistry. The role of the medicinal chemist is to synthesize small quantities of new and potentially patentable compounds for biological testing. The Company's medicinal chemistry group assists its customers in the pursuit of new drug leads as well as in lead development and optimization using modern structure-based drug design. The Company's medicinal chemistry group uses tools such as computational and combinatorial chemistry in conjunction with the traditional techniques of medicinal drug development.

  Medicinal chemistry services provided by the Company include:

  .  Design and synthesis of potential lead compounds;

  . Design, modification and synthesis of lead compounds with improved potency, selectivity and pharmacokinetics;

  . Development and synthesis of analogs of lead compounds to broaden patent protection; and

  . Resynthesis and expansion of customers' chemistry libraries by employing combinatorial and computational chemistry.

  The following is an example of services provided by the Company's medicinal chemistry group:

  A customer recently engaged the Company's medicinal chemistry group to pursue a novel therapeutic compound for cardiovascular disease. Scientists at the Company designed and synthesized over 400 compounds which were subsequently screened by the customer. After a lead compound was identified from that series, the customer engaged the Company's chemical development group to perform scale up and process development for the lead compound. The Company then synthesized a batch of the compound for use in clinical trials, which are ongoing. During the course of this project, the Company's analytical chemistry staff performed analytical method development, validation and release testing, as well as provided regulatory support for the synthesis of the cGMP batch. The customer has filed a patent application in which two of the three named inventors were Albany Molecular Research scientists.

  As of June 30, 1998, the Company had 37 employees, including 25 Ph.D. scientists, working in its medicinal chemistry department. The four most senior scientists in the medicinal chemistry department together have 62 years of experience in chemistry research and development. As of June 30, 1998, the Company was working on 19 active medicinal chemistry projects for eight customers, including Astra AB, Bausch & Lomb Incorporated, Pfizer Inc. and Sphinx Pharmaceuticals, a division of Eli Lilly and Company ("Sphinx").

 Chemical Development

  Chemical development involves the scale up synthesis of a lead compound. Processes developed for small scale production of a compound may not be suitable for larger scale production because they may be uneconomic, environmentally unacceptable or present safety concerns. The Company's chemical development scientists design novel or improved methods and processes suitable for medium to large scale production. The Company's chemical development scientists possess expertise in a broad range of structural classes of molecules and are able to address a wide variety of chemical synthesis and production problems.

  Chemical development services provided by the Company include:

  . Process research, consisting of the improvement or modification of existing processes;

  . Discovery and development of new product methodologies to prepare products;

  .  Process development and production of single-isomer molecules; and

  .  Development of practical purification techniques.

  The following is an example of the services provided by the Company's chemical development group:

  A customer recently engaged the Company's chemical development group for a project in which the Company's scientists reduced the time and improved the safety and overall yield of a customer's manufacturing process. The original process involved 15 steps and several dangerous high-temperature, high-pressure reactions, noxious reagents and difficult crystallizations. The Company's scientists shortened the process to ten steps, eliminated the undesirable reactions, reagents and crystallizations and doubled the overall yield. The Company prepared a total of 11 kilograms of final product, including three kilograms produced under cGMP guidelines for use in clinical trials.

  As of June 30, 1998, the Company had 25 employees, including 19 Ph.D. scientists, working in its chemical development department. The four most senior scientists in the chemical development department together have 72 years of experience in chemistry research and development. As of June 30, 1998, the Company was working on 19 active chemical development projects for five customers, including AtheroGenics, Inc., Pfizer Inc. and Triangle Pharmaceuticals, Inc.

 Analytical Chemistry Services

  The Company's analytical chemistry services include identity and purity testing, method development and validation, and stability testing. The Company also provides regulatory consulting services, including the preparation of regulatory filings, chemistry manufacturing and control documentation and testing, and scientific and technical writing. The cGMP guidelines mandated by the FDA necessitate employing analytical support for drugs under development, as well as drugs already on the market. The Company's analytical services are designed to support its customers' compliance with these guidelines. The Company typically provides these services at several stages throughout drug discovery and development starting with lead optimization.

  Analytical services provided by the Company include:

  .  Test method development and validation;

  .  Quality control testing;

  . High performance liquid and/or gas chromatography (including purity assessment), separation of enantiomers and identification of impurities;

  .  Spectroscopic and nuclear magnetic resonance services;

  . Stability studies for bulk active ingredients and formulated drug products; and

  . Preparation of regulatory documentation, including chemistry manufacturing and control (CMC) sections of investigational new drug applications ("IND"), new drug applications ("NDA") and Drug Master Files.

  As of June 30, 1998, the Company had 11 employees, including two Ph.D. scientists, working in its analytical chemistry department. The four most senior scientists in the Company's analytical services department together have 70 years of experience in analytical chemistry and regulatory affairs.

 cGMP Manufacturing Services

  The Company provides chemical synthesis and manufacturing services for its customers under cGMP guidelines. The Company's Albany facility has production facilities, and quarantine and restricted access storage necessary for cGMP manufacturing. The Company currently has the capacity to produce laboratory scale amounts (1 to 10 kilograms) of chemical compounds.

ALLEGRA ROYALTY AND LICENSING ARRANGEMENT

  Fexofenadine HCl (marketed as Allegra in the Americas and as Telfast elsewhere), a new, non-sedating antihistamine, was developed to address certain rare side effects associated with its predecessor, Seldane. In 1992, Seldane was the leading antihistamine on the market with annual sales approaching $800 million. Seldane, a pro-drug, was rapidly converted by the liver into its active form, a metabolite of terfenadine carboxylic acid ("TAM"). A very small percent of Seldane users exhibited ventricular arrhythmias, a side effect sometimes associated with Seldane. A desire to eliminate the side effect caused Marion Merrell Dow Inc. (now HMR) to develop a synthetic form of the Seldane active metabolite.

  Independent of HMR's development of TAM, the Company developed a new process to prepare TAM in a purer form. The Company subsequently filed a patent application in which this process chemistry, and the substantially pure TAM it produced, fexofenadine HCl, were claimed. The Company has obtained several U.S. and foreign patents relating to this technology. The Company's issued patents relating to TAM expire between 2013 and 2015. In March 1995, the Company entered into a license agreement with HMR. Under the terms of the license agreement, the Company granted HMR an exclusive, worldwide license to any patents issued to the Company related to its original TAM patent applications. In connection with the licensing arrangement, HMR made a $2.0 million equity investment in the Company. Pursuant to the license agreement, HMR has paid the Company $6.5 million in milestone payments and $6.3 million in royalties through June 30, 1998 and is obligated to pay ongoing royalties to the Company based upon sales of fexofenadine HCl. Sales of fexofenadine HCl in the U.S. were approximately $212 million for the year ended December 31, 1997 and approximately $86 million for the quarter ended March 31, 1998. See "Risk Factors--Risks Related to the Allegra Royalty" and "--Proprietary Technology; Unpredictability of Patent Protection."

CURRENT COLLABORATIONS; CUSTOMERS

  The Company has entered into a number of collaborations with biotechnology and pharmaceutical companies that provide services or possess technology complementary to those provided or possessed by the Company. These collaborations are focused on particular aspects of the drug development process.

  In January 1998, the Company entered into an arrangement with Sphinx whereby the Company will use Sphinx technology to resynthesize the Sphinx combinatorial chemistry library. The Company has been granted a non-exclusive license to use certain parts of the Sphinx technology, excluding the Lilly Combinatorial Library (as defined in the Sphinx agreement), after certain milestones have been met and subject to the payment of royalties by the Company.

  In February 1997, the Company began a collaboration with Cambrex Corporation ("Cambrex"), a New Jersey-based specialty chemistry manufacturing company which provides large-scale synthesis of pharmaceutical intermediates and active pharmaceutical ingredients. Cambrex currently has five cGMP manufacturing facilities in the United States and Europe. The Company, through Cambrex, can offer its customers the ability to move from small to full-scale production with minimal disruption and delay. In addition, Cambrex has engaged the Company to develop processes specifically designed to fit its large-scale cGMP manufacturing capabilities.

  Since its inception, the Company has conducted over 400 projects for more than 100 customers. The Company's customers include pharmaceutical companies, biotechnology companies, agricultural companies, fine chemical companies and contract chemical manufacturers. Contract revenue from Astra AB accounted for 24.1% of the Company's aggregate net contract revenue plus other income (including licensing fees, milestones and royalties) for the year ended December 31, 1997. No other customers accounted for more than 10% of the Company's aggregate net contract revenue plus other income (including licensing fees, milestones and royalties) for such period. For the year ended December 31, 1997, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% of total net contract revenue, respectively. For the three months ended March 31, 1998, net contract revenue from the Company's three largest customers represented approximately 19%, 17% and 17% of total net contract revenues, respectively.

MARKETING

  Since the Company's inception, its senior management and department heads have marketed its services. Because its customers are typically highly skilled scientists, the Company's use of its technical experts in marketing has allowed it to establish strong customer relationships. In addition to marketing by senior management, the Company has relied on the marketing efforts of consultants, both in the United States and abroad. The Company markets its services directly to customers through targeted mailings, meetings with senior management of pharmaceutical and biotechnology companies, maintenance of an extensive Internet website, participation in trade conferences and shows, and selected advertisements in scientific and trade journals. The Company has also received a significant amount of business from customer referrals.

COMPETITION

  The Company believes that the successful recruitment and retention of qualified Ph.D., masters and bachelor level scientists is a key element in achieving its strategic goals. The Company believes that as competitive pressures in the pharmaceutical industry to produce lead compounds increase, the recruitment and retention of chemists will become increasingly competitive. In order to meet this challenge, the Company actively recruits scientists at colleges and universities, through third-party recruitment firms and through contacts of the Company's employees. The Company believes the sophisticated chemistry performed in the course of its business will assist it in attracting and retaining qualified scientists. As an incentive directed toward the recruitment and retention of highly skilled scientists, the Company has a program which provides that any scientist or scientists employed by the Company named as an inventor on a patent will receive in the aggregate 10% of any net revenues received by the Company with respect to such patent. The Company offers competitive salaries and benefits to its scientists.

  The Company faces competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than the Company. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

  Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for the Company's products and services, are developing or already possess in-house technologies and services offered by the Company. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company provides services either on their own or through collaborative efforts.

  The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technologies developed by the Company's competitors may be more effective than those developed by the Company. There can be no assurance that the Company's competitors will not develop more effective or more affordable technologies or services thus rendering the Company's technologies and/or services obsolete, uncompetitive or uneconomical.

PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend, in part, on its ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct its business without infringing the proprietary rights of others. The patent positions of pharmaceutical, medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. There can be no assurance that any patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others. In the event a third party has also filed one or more patent applications for inventions which conflict with those of the Company, the Company may have to participate in interference proceedings declared by the PTO to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. Even if the eventual outcome is favorable to the Company, such proceedings could result in substantial cost to the Company. The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. There can be no assurance that in the event that any claims with respect to any of the Company's patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause the Company to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes used by the Company, the Company could be forced to cease using the technologies covered by such rights, could be subject to significant liability to such third party, and could be required to license technologies from such third party. Furthermore, even if the Company's patents are determined to be valid, enforceable, and broad in scope, there can be no assurance that competitors will not be able to design around such patents and compete with the Company and its licensees using the resulting alternative technology.

  The Company has a policy of seeking patent protection for patentable aspects of its proprietary technology. The Company owns six United States patents relating to fexofenadine HCl and certain related manufacturing processes. The Company's issued patents expire between 2013 and 2015. The Company seeks patent protection with respect to products and processes developed in the course of its activities when it believes such protection is in its best interest and when the cost of seeking such protection is not inordinate. However, no assurance can be given that any patent application will be filed, that any filed applications will result in issued patents or that any issued patents will provide the Company with a competitive advantage or will not be successfully challenged by third parties. The protections afforded by patents will depend upon their scope and validity, and others may be able to design around the Company's patents.

  The Company may also enter into collaborations or other arrangements with its customers whereby the Company retains certain ownership rights or may be entitled to receive milestones and royalties with respect to proprietary technology developed by the Company during the contract period. However, many of the Company's contracts with its customers provide that ownership of proprietary technology developed by the Company in the course of work performed under the contract is vested in the customer, with the Company retaining little or no ownership interest.

  The Company also relies upon trade secrets and proprietary know-how for certain unpatented aspects of its technology. To protect such information, the Company requires all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by the Company, others have not and will not obtain access to the Company's proprietary technology. Further, there can be no assurance that third parties will not independently develop substantially equivalent or better technology.

GOVERNMENT REGULATION

  Although the manufacture, transportation and storage of the Company's products are subject to certain laws and regulations discussed in the last paragraph of this section, the sale of the Company's products is not subject to significant government regulation. However, the Company's future profitability is dependent on the sales of pharmaceuticals and other products developed by the Company's customers and collaborators. Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a customer of the Company, or in the event the Company decides to develop a drug beyond the preclinical phase. The nature and the extent to which such regulation may apply to the Company's customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by the Company's customers will require regulatory approval by governmental agencies prior to commercialization. Human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources.

  Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The result of these studies are submitted as a part of an IND that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, the Company or its customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, the Company or its customer will be required to file an NDA and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

  All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with cGMP. The Company's facilities are subject to scheduled period regulatory inspections to ensure compliance with cGMP requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that the Company had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of the Company's facilities which would materially and adversely affect the Company's business.

  The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

EMPLOYEES

  As of June 30, 1998, the Company had 122 employees, 47 of whom have obtained a Ph.D. degree in chemistry. Of such employees, 37 were engaged primarily in medicinal chemistry services (including 25 Ph.D.s), 25 were engaged primarily in chemical development services (including 19 Ph.D.s), 11 were engaged primarily in analytical services (including two Ph.D.s), three were engaged primarily in cGMP manufacturing services and 36 were engaged in management and administration. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company has two operating locations. The Company leases a facility in Albany, New York, of which it currently occupies 30,000 square feet, and has an additional 60,000 square feet under construction including the addition of a second floor. The lease for this facility has a 10 year term, which expires on November 30, 2007, and provides the Company an option to purchase the building within the next five years for $3.5 million and another option to renew the lease for an additional 10 year term. The Company's Albany facility currently has two medicinal chemistry, two chemical development and two analytical laboratories, two dedicated GMP manufacturing suites, three analytical instrumentation rooms, and a stability cabinet room. The expansion of the Company's Albany facility will add six medicinal chemistry and two chemical development laboratories, three cGMP manufacturing suites, four segregated cGMP dryer rooms, one analytical chemistry laboratory, one stability cabinet room, and an additional analytical instrumentation room. The expansion is estimated to cost $12.5 million and is expected to be completed by December 1998. The Company also leases approximately 18,000-square feet of laboratory facilities in Rensselaer, New York. The lease for these laboratories expires June 30, 2001. The Company has the option to renew this lease on a year-to-year basis. The Company's Rensselaer facility has three medicinal chemistry, one combinatorial chemistry and three chemical development laboratories. In 1997, the Company had total operating lease costs of $240,000.

LEGAL PROCEEDINGS

  The Company, from time to time, may be involved in various claims and legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any such claims or proceedings which, if decided adversely to the Company, would either individually or in the aggregate have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of June 30, 1998, are as follows:

NAME                            AGE POSITION
----                            --- --------
Thomas E. D'Ambra, Ph.D. ......  42 Chairman of the Board of Directors and
                                    Chief Executive Officer
Donald E. Kuhla, Ph.D. ........  56 President, Chief Operating Officer and
                                    Director
Harold M. Armstrong, Jr. ......  42 Executive Vice President, Chief Financial
                                    Officer, Secretary, Treasurer and Director
Chester J. Opalka..............  50 Vice President, Senior Research Chemist and
                                    Director
                                    Vice President, Commercial Operations and
Lawrence D. Jones, Ph.D. ......  47 Quality
Harold Meckler, Ph.D. .........  41 Vice President, Chemical Development
Michael P. Trova, Ph.D. .......  37 Vice President, Medicinal Chemistry
James J. Grates................  37 Director of Human Resources
Anthony M. Tartaglia,
 M.D.(1)(2)....................  65 Director

----------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  Thomas E. D'Ambra, Ph.D. co-founded the Company in 1991 and currently serves as the Company's Chairman of the Board and Chief Executive Officer. Prior to co-founding the Company, Dr. D'Ambra served as the Vice President, Chemistry and co-founder of Coromed, Inc., a contract clinical company, from 1989 to 1991 and Group Leader and Senior Research Chemist with Sterling Winthrop, Inc., a pharmaceutical company, from 1982 to 1989. Dr. D'Ambra holds a B.A. degree in chemistry from the College of the Holy Cross and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

  Donald E. Kuhla, Ph.D. has served as the Company's President and Chief Operating Officer since July 1998 and as a Director of the Company since October 1995. Prior to joining the Company as an employee, Dr. Kuhla served as the Vice President and Chief Technical Officer of Plexus Ventures, Inc., a biotechnology investment and consulting company, from February 1994 to June 1998, the Chief Operating Officer of Hybridon, Inc., a pharmaceutical company, and Enzymatics, Inc., a medical diagnostics company, from November 1990 to February 1994, in various positions with Rorer Group, Inc., a pharmaceutical company, from 1981 to 1990 and in various positions with Pfizer Inc., a pharmaceutical company, from 1968 to 1981. Dr. Kuhla has a B.A. degree in chemistry from New York University and a Ph.D. in organic chemistry from Ohio State University.

  Harold M. Armstrong, Jr., CPA currently serves as the Company's Executive Vice President, Chief Financial Officer, Secretary and Treasurer, has served as a Director of the Company since September 1992 and has been with the Company since August 1992. Prior to joining the Company, Mr. Armstrong served as an accountant in various positions, including Senior Manager, with Ernst & Young LLP, an international accounting firm, from September 1986 to January 1992 and as a manager with Urbach, Kahn & Werlin LLP, an accounting firm, from 1981 to 1986. Mr. Armstrong holds a B.S. degree in business and accounting from Syracuse University.

  Chester J. Opalka co-founded the Company in 1991, currently serves as a Vice President and Senior Research Chemist of the Company and has served as a Director of the Company since its inception. Prior to co-founding the Company, Mr. Opalka served as a Senior Research Chemist with Coromed, Inc. from January 1991 to September 1991 and in various positions with Sterling Winthrop, Inc. from 1970 to 1991. Mr. Opalka holds a B.S. degree in chemistry from Niagara University.

  Lawrence D. Jones, Ph.D. has served as the Company's Vice President, Commercial Operations and Quality since June 1998 and served as the Company's Vice President, Operations from March 1998 to June 1998. Prior to joining the Company, Dr. Jones served as the Executive Vice President and co-founder of Inhalon Pharmaceuticals, Inc., a manufacturer and distributor of generic inhalation anesthetics, from August 1991 to February 1998, the Director of Marketing and Development for Kaneka America Corporation, a manufacturer and distributor of chemical intermediates, from 1988 to 1991, and a Sales and Marketing Manager with Johnson Matthey, Inc., a pharmaceutical manufacturer, from 1980 to 1998. Dr. Jones holds a B.A. degree in chemistry from Cornell University and a Ph.D. in organic chemistry from Duke University.

  Harold Meckler, Ph.D. has served as the Company's Vice President, Chemical Development since May 1997 and served as the Company's Director of Chemical Development from August 1995 to May 1997. Prior to joining the Company, Dr. Meckler served as Manager, Organic Chemistry of Telor Ophthalmic Pharmaceuticals, Inc., a biopharmaceutical company, from March 1994 to August 1995, in various capacities with Ciba-Geigy Corporation, a pharmaceutical company, from 1984 to March 1994, and Senior Research Chemist, Chemical Development with Sterling Winthrop, Inc. from 1982 to 1984. Dr. Meckler holds a B.S. degree in chemistry from the University of Maryland, College Park and a Ph.D. in organic chemistry from the State University of New York, Buffalo.

  Michael P. Trova, Ph.D. has served as the Company's Vice President, Medicinal Chemistry since March 1998 and served as the Company's Director of Medicinal Chemistry from August 1996 to March 1998 and as the Company's Assistant Director of Chemical Development from August 1995 to August 1996. Prior to joining the Company, Dr. Trova was a staff scientist with American Cyanamid, Lederle Laboratories, a pharmaceutical company, from 1989 to August 1995 and a post-doctoral researcher at the Massachusetts Institute of Technology from 1987 to 1989. Dr. Trova holds a B.S. degree in chemistry from Rensselaer Polytechnic Institute and a Ph.D. in organic chemistry from Ohio State University.

  James J. Grates has served as the Company's Director of Human Resources since December 1996. Prior to joining the Company, Mr. Grates was Executive Vice President, Corporate Services with Corporate Health Dimensions, a health care service provider company, from April 1995 to December 1996 and Manager of Human Resources with Norton Performance Plastics, Inc., a plastic manufacturer, from 1990 to September 1995. Mr. Grates holds a B.S. degree in business administration from Syracuse University and an A.A.S. degree in marketing from Herkimer County Community College.

  Anthony M. Tartaglia, M.D. has served as a Director of the Company since October 1995. Dr. Tartaglia served as a physician with Albany Medical Center from 1984 until his retirement in June 1998 and also served as Dean of Albany Medical College from 1990 to June 1995. Dr. Tartaglia previously served as Executive Director of the Albany Medical Center Hospital from 1987 to 1990, Senior Vice President for Patient Care of the Albany Medical Center from 1984 to 1987 and as Chief of Medicine at St. Peter's Hospital in Albany from 1975 to 1984. Dr. Tartaglia is also a director of Albank Financial Corporation, a bank holding company. Dr. Tartaglia holds a B.S. degree in biology from Union College and a M.D. from the University of Rochester Medical School.

BOARD OF DIRECTORS

  The Company currently has five directors. The Company's Board of Directors is divided into three classes, with the members of each class of directors serving for staggered three-year terms. The Board consists of one Class I Director (Mr. Opalka), two Class II Directors (Mr. Armstrong and Dr. Kuhla) and two Class III Directors (Drs. D'Ambra and Tartaglia), whose initial terms will expire at the 1999, 2000 and 2001 annual meetings of shareholders, respectively. Within 90 days after the completion of this offering, the Company intends to expand the Board of Directors and elect one additional Class I Director and one additional Class II Director, neither of whom will be officers or employees of the Company.

  The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the independent accounting firm to be appointed to audit the Company's financial statements and to perform services related to such audit, reviews the scope and results of such audit with the independent accountants, reviews the Company's year-end operating results with management and the independent accountants, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee currently consists of Dr. Tartaglia, who is not an officer or an employee of the Company. One of the directors added within 90 days following the offering will be appointed to serve on the Audit Committee. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, determines the options or stock to be granted to eligible persons under the 1998 Stock Plan and takes such other action as may be required in connection with the Company's compensation and incentive plans. The Compensation Committee currently consists of Dr. Tartaglia. One of the directors added within 90 days following the offering will be appointed to serve on the Compensation Committee. See "--Compensation Committee Interlocks and Insider Participation."

  Directors receive such compensation for their services as the Board of Directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Prior to joining the Company in June 1998, Dr. Kuhla also received a consulting fee of $2,500 per quarter.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1997
(the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                             1997 ANNUAL COMPENSATION      COMPENSATION
                             ------------------------   ------------------
                                                         NUMBER OF SHARES
                                                            UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY($)     BONUS($)    OPTIONS GRANTED(#) COMPENSATION($)
---------------------------  ------------  -----------  ------------------ ---------------
Thomas E. D'Ambra,                 178,333       97,125       30,573           253,093(1)
 Ph.D. ..................
 Chairman and Chief
  Executive Officer
Harold M. Armstrong,               126,667       48,750       21,492               --
 Jr. ....................
 Executive Vice
  President, Chief
  Financial
 Officer, Secretary,
  Treasurer and Director
Harold Meckler, Ph.D. ...          106,333       25,200       31,365               --
 Vice President, Chemical
  Development
Michael P. Trova,                   95,878       21,635       15,540             9,709(2)
 Ph.D. ..................
 Vice President,
  Medicinal Chemistry

----------
(1) Constitutes payments to Dr. D'Ambra under the Company's Technology Development Incentive Plan.
(2) Constitutes reimbursement of moving expenses.

  Option Grants, Exercises and Holdings. The following table sets forth information regarding stock options granted during the year ended December 31, 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                          ----------------------------------------------------
                                                                                   POTENTIAL
                                                                                REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL
                          NUMBER OF  PERCENT OF TOTAL                            RATES OF STOCK
                          SECURITIES     OPTIONS                               PRICE APPRECIATION
                          UNDERLYING    GRANTED TO      EXERCISE               FOR OPTION TERM(3)
                           OPTIONS     EMPLOYEES IN   OR BASE PRICE EXPIRATION ------------------
NAME                      GRANTED(1)   FISCAL YEAR    PER SHARE(2)     DATE       5%       10%
----                      ---------- ---------------- ------------- ---------- -------- ---------
Thomas E. D'Ambra,
 Ph.D. .................    16,518         5.9%           $4.59      01/01/02  $ 52,494 $ 133,031
                            14,055         5.1             5.27      12/15/02    51,208   129,771
Harold M. Armstrong,
 Jr. ...................    11,607         4.2             4.59      01/01/07    33,529    84,970
                             9,885         3.6             5.27      12/15/07    32,741    82,972
Harold Meckler, Ph.D. ..     7,845         2.8             4.59      01/01/07    22,662    57,430
                            15,000         5.4             4.74      05/01/07    44,714   113,315
                             8,520         3.1             5.27      12/15/07    28,220    71,514
Michael P. Trova,
 Ph.D. .................     8,235         3.0             4.59      01/01/07    23,789    60,285
                             7,305         2.6             5.27      12/15/07    24,195    61,316

----------
(1) Vesting of options is subject to the continuation of such employee's service relationship with the Company. The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1992 Stock Option Plan and the applicable option agreement.

(2) The exercise price equals the fair market value of the stock as of the grant date as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, the Company's status as a private company at the time of grants, the minority interests represented by the option shares and the price of shares of equity securities sold to or purchased by outside investors.

(3) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates established in regulations of the Securities and Exchange Commission, compounded annually. The following table sets forth the potential realizable value of the options held by the Named Executive Officers using the assumed initial public offering price of $16.00 per share at the 5% and 10% appreciation rates:

                                                   POTENTIAL REALIZABLE VALUE AT
                                        NUMBER OF     ASSUMED ANNUAL RATES OF
                                        SECURITIES   STOCK PRICE APPRECIATION
                                        UNDERLYING        FOR OPTION TERM
                                         OPTIONS   ------------------------------
                                         GRANTED         5%            10%
                                        ---------- -------------- ---------------
   Thomas E. D'Ambra, Ph.D. ...........   16,518         $166,209       $421,207
                                          14,055          141,426        358,401
   Harold M. Armstrong, Jr. ...........   11,607          116,793        295,977
                                           9,885           99,466        252,066
   Harold Meckler, Ph.D. ..............    7,845           78,939        200,047
                                          15,000          150,935        382,500
                                           8,520           85,731        217,259
   Michael P. Trova, Ph.D. ............    8,235           82,863        209,992
                                           7,305           73,505        186,277

  The potential realizable value is not intended to predict future appreciation of the price of the Common Stock. The values shown do not consider non-transferability, vesting or termination of the options upon termination of such employee's employment with the Company.

  Option Exercises and Year-End Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock held by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the year ended December 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                        END              AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Thomas E. D'Ambra, Ph.D. ..        --       30,573     $      --     $339,272
Harold M. Armstrong, Jr. ..    112,500      21,492      1,762,500     238,496
Harold Meckler, Ph.D. .....     36,000      31,365        476,880     349,833
Michael P. Trova, Ph.D. ...     36,000      15,540        476,880     172,341

----------
(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $16.00 per share, less the applicable exercise price.

EMPLOYEE STOCK AND OTHER BENEFIT PLANS

  1998 Stock Option and Incentive Plan. The 1998 Stock Plan will be adopted by the Board of Directors and submitted for approval to the Company's shareholders in August 1998. The following discussion gives effect to such adoption and approval. The 1998 Stock Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, (iii) the issuance or sale of Common Stock with or without vesting or other restrictions ("Restricted Stock") or without restrictions ("Unrestricted Stock" collectively with Restricted Stock, "Stock Grants"), (iv) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards"), (v) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock ("Dividend Equivalent Rights") and (vi) the grant of the right to receive the value of the excess of the fair market value of the Common Stock over the exercise price of the Common Stock ("Stock Appreciation Rights" or "SARs"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1998 Stock Plan currently provides for the issuance of 919,847 shares of Common Stock plus an additional number of shares of Common Stock equal to fifteen percent (15%) of the shares of stock issued by the Company in the previous six months (measured as of June 30 and December 31 of each year). Of the shares reserved for issuance under the 1998 Stock Plan, no shares were subject to outstanding options or grants as of July 1, 1998. On and after the date the 1998 Stock Plan becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), options with
respect to no more than     shares of Common Stock may be granted to any one
individual in any calendar year.

  The 1998 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 1998 Stock Plan, the Compensation Committee has full power to determine from among the persons eligible for grants under the 1998 Stock Plan the individuals to whom grants will be granted, the combination of grants to participants and the specific terms of each grant, including vesting. Incentive Options may be granted only to officers or other full-time employees of the Company or its subsidiaries, including members of the Board of Directors who are also full-time employees of the Company or its subsidiaries. The Compensation Committee may delegate the power to grant options to non-executive employees to the Company's Chief Executive Officer.

  The exercise price of options granted under the 1998 Stock Plan is determined by the Compensation Committee. In the case of Incentive Options, the exercise price may not be less than 100% of the fair market value of the underlying shares on the date of grant. If any employee of the Company or any subsidiary owns (or is deemed to own) at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary, the option exercise price for Incentive Options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date. Non-Qualified Options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options typically are subject to vesting schedules, terminate 10 years from the date of grant and may be exercised for specified periods subsequent to the termination of the optionee's employment or other service relationship with the Company. At the discretion of the Compensation Committee, any option may include a "reload" feature pursuant to which an optionee exercising an option receives in addition to the number of shares of Common Stock due on the exercise of such an option an additional option with an exercise price equal to the fair market value of the Common Stock on the date such additional option is granted. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee or, in the sole discretion of the Compensation Committee, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker selling the underlying shares from the optionee.

  The 1998 Stock Plan also permits Stock Grants, Performance Share Awards, grants of Dividend Equivalent Rights and SARs. Stock Grants may be made to persons eligible under the 1998 Stock Plan, subject to such conditions and restrictions as the Compensation Committee may determine. Prior to the vesting of shares, recipients of Stock Grants generally will have all the rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1998 Stock Plan or in any agreement. The Compensation Committee may also make Stock Grants to persons eligible under the 1998 Stock Plan in recognition of past services or other valid consideration, or in lieu of cash compensation. In the case of Performance Share Awards, the issuance of shares of Common Stock will occur only after the conditions and restrictions set forth in the grant agreement are satisfied. SARs may be granted in tandem with, or independently of, Incentive Options or Non-Qualified Options. The Compensation Committee may also grant Dividend Equivalent Rights in conjunction with any other grant made pursuant to the 1998 Stock Plan or as a free standing grant. Dividend Equivalent Rights may be paid currently or deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue further dividends.

  The Compensation Committee may, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the 1998 Stock Plan may be exercised or vest. Generally, upon a dissolution, liquidation or sale of a majority of the outstanding voting stock or substantially all of the assets of the Company, all unvested options, SARs and other awards shall become vested as of the effective date of such transaction, except as the Compensation Committee may otherwise specify with respect to particular awards. Options generally provide for acceleration of vesting in the event the optionee's employment with the Company is terminated by the Company without cause or by the optionee for good reason within 18 months following a change-in-control transaction. To the extent not fully vested and exercised, options granted under the 1998 Stock Plan terminate upon the dissolution, liquidation or sale of a majority of the outstanding voting stock or substantially all of the assets of the Company, except as the parties to any such transaction may otherwise agree in their discretion.

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (the "1992 Stock Option Plan") was initially approved by the Board of Directors in August 1992 and was subsequently approved by the Company's shareholders. The 1992 Stock Option Plan provides for the issuance of 1,500,000 shares of Common Stock. The 1992 Stock Option Plan permits the grant of stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, ("Incentive Stock Options") and options not intended to so qualify ("Non-qualified Stock Options"). As of July 9, 1998, options to purchase 1,377,904 shares of Common Stock were outstanding at a weighted average exercise price of $2.82 per share. Options granted under the 1992 Stock Option Plan (i) generally vest 60% on the third anniversary of the date of grant and an additional 20% on each of the next two anniversaries and
(ii) terminate on the tenth anniversary of the date of grant. In connection with this offering, the number of shares of Common Stock reserved for issuance under the

1992 Stock Option Plan will be reduced to 1,377,904. The Company does not intend to make grants under the 1992 Stock Option Plan after the effective date of this offering.

  The 1992 Stock Option Plan is administered by a committee of the Board of Directors (the "Option Committee"). The Option Committee has the power to amend outstanding stock options so long as such amendment does not adversely affect the holder of the option. The Option Committee may, in its sole discretion, accelerate the vesting of any outstanding stock option, including in the event of a merger, liquidation or sale of substantially all of the assets of the Company.

  1998 Employee Stock Purchase Plan. The Purchase Plan was adopted by the Board of Directors and subsequently approved by the Company's shareholders in May 1998. Up to 200,000 shares of Common Stock may be issued under the Purchase Plan. The Purchase Plan is administered by the Compensation Committee.

  The first offering under the Purchase Plan will begin on January 1, 1999 and end on June 30, 1999. Subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Purchase Plan. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of stock of the Company may not participate in the Purchase Plan.

  During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited
to     shares (as adjusted by the Compensation Committee from time to time).
Unless the employee has previously withdrawn from the offering, his accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year. No Common Stock has been issued to date under the Purchase Plan.

 Technology Development Incentive Plan. The Company maintains a Technology Development Incentive Plan, the purpose of which is to stimulate and encourage novel innovative technology development, which allows eligible participants to share in awards based on ten percent (10%) of the net revenue earned by the Company relating to patented technology with respect to which the eligible participant is named as an inventor.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

  The Company has entered into agreements containing non-competition restrictions with each of its Named Executive Officers and intends to enter into employment agreements with each of these officers prior to the effectiveness of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Dr. Tartaglia currently serves as the only member of the Compensation Committee. Dr. Tartaglia is not an executive officer of the Company. Prior to joining the Company in June 1998, Dr. Kuhla served as a member of the Compensation Committee. One of the directors added within 90 days following the offering will be appointed to serve on the Compensation Committee.

                             CERTAIN TRANSACTIONS

  In March 1995, the Company entered into a license agreement with HMR. Under the terms of the license agreement, the Company granted HMR an exclusive, worldwide license to any patents issued to the Company related to its original 1993 TAM U.S. patent application. Pursuant to the license agreement, HMR paid the Company $8.1 million, $2.5 million, $1.0 million and $200,000 in milestones and royalties in the three months ended March 31, 1998, and the years ended December 31, 1997, 1996 and 1995, respectively. HMR is also obligated to pay ongoing royalties to the Company based upon sales of fexofenadine HCl. In connection with the transactions contemplated by the license agreement, HMR purchased 1,084,821 shares of Common Stock for a total purchase price of $2.0 million. The Company granted HMR demand registration rights with respect to such shares whereby HMR has the right (i) on any one occasion beginning six months after completion of this offering to require the Company to register its shares under the Securities Act for resale to the public (provided that the aggregate offering price of such shares must be at least $3.0 million), (ii) to require the Company to register its shares on a "shelf" registration statement in the event the Company registers shares held by Dr. D'Ambra and or Mr. Opalka under certain specified circumstances and
(iii) to require the Company to include shares held by HMR on registration statements independently filed by the Company, subject to certain restrictions. In addition, the Company has agreed to indemnify HMR, its subsequent transferees, and any underwriters and each of their controlling persons, against claims and liabilities, including claims and liabilities arising under the securities laws.

  Dr. D'Ambra is entitled to payments under the Company's Technology Development Incentive Plan for amounts paid to the Company under the license agreement with HMR. Under this plan, the Company paid Dr. D'Ambra $810,000, $253,000, $100,000 and $200,000 in the three months ended March 31, 1998, and the years ended December 31, 1997, 1996 and 1995, respectively. Pursuant to the Company's Technology Development Incentive Plan, Dr. D'Ambra is entitled to receive 10% of all royalties paid to the Company under the HMR license agreement.

  The Company is a party to an agreement with Stiefel Laboratories, Inc. ("Stiefel"), the beneficial holder of 10.9% of the outstanding shares of Common Stock prior to giving effect to the offering, whereby the Company granted Stiefel participation rights with respect to certain future issuances of securities by the Company. This agreement will terminate upon completion of this offering. The Company received $65,000 from Stiefel for services rendered in the ordinary course of business during 1996.

  The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby of (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock, (ii) each director and the Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                          PERCENTAGE OF
                                                  SHARES BENEFICIALLY OWNED(1)
                              NUMBER OF SHARES  ---------------------------------
NAME OF BENEFICIAL OWNER(2)  BENEFICIALLY OWNED BEFORE OFFERING AFTER OFFERING(3)
---------------------------  ------------------ --------------- -----------------
Thomas E. D'Ambra,
 Ph.D.(4).................       2,890,252           39.7%            30.5%
Chester J. Opalka(5)......       1,431,819           19.7             15.1
Hoechst Marion Roussel,
 Inc. ....................       1,084,821           14.9             11.4
Stiefel Laboratories,
 Inc.(6)..................         840,000           10.9              8.9
Harold M. Armstrong,
 Jr.(7)...................         733,396            9.9              7.7
Harold Meckler, Ph.D.(8)..          21,600              *                *
Michael P. Trova,
 Ph.D.(9).................          21,600              *                *
Anthony P. Tartaglia,
 M.D.(10).................          15,753              *                *
Donald E. Kuhla,
 Ph.D.(11)................          15,228              *                *
All executive officers and
 directors as a group (9
 persons).................       5,129,648           68.8             53.1

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   * Less than 1%.
 (1) All percentages have been determined as of June 30, 1998 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of June 30, 1998, a total of 7,276,114 shares of Common Stock were issued and outstanding and 1,377,904 options to acquire Common Stock were exercisable within 60 days of the estimated effective date of this offering.
 (2) The address of all listed shareholders other than Hoechst Marion Roussel, Inc. and Stiefel Laboratories, Inc. is c/o Albany Molecular Research, Inc., 21 Corporate Circle, Albany, New York 12203. The address of Hoechst Marion Roussel, Inc. is 10236 Marion Park Drive, Kansas City, Missouri 64137. The address of Stiefel Laboratories, Inc. is 255 Alhambra Circle, Suite 1000, Coral Gables, Florida 33134.
 (3) Assumes no exercise of the Underwriters' over-allotment option.
 (4) Includes 1,146,109 shares held by the Thomas E. D'Ambra GRAT I trust of which Dr. D'Ambra serves as the trustee. By virtue of his position as trustee, Dr. D'Ambra may be deemed to be the beneficial owner of all shares held by such trust. Excludes 30,572 shares subject to options not exercisable within 60 days.
 (5) Includes 273,330 shares held by the Chester T. Opalka 1997 Retained Annuity Trust of which Mr. Opalka serves as a co-trustee. By virtue of his position as a co-trustee, Mr. Opalka may be deemed to be the beneficial owner of all shares held by such trust. Excludes 10,470 shares subject to options not exercisable within 60 days.
 (6) Includes 420,000 shares subject to options exercisable within 60 days.
 (7) Includes 225,000 shares held by the Harold M. Armstrong, Jr. Family Trust I of which Mr. Armstrong serves as the trustee and 112,500 shares subject to options exercisable within 60 days. By virtue of his position as trustee, Mr. Armstrong may be deemed to be the beneficial owner of all shares held by such trust. Excludes 21,492 shares subject to options not exercisable within 60 days.
 (8) Includes 21,600 shares subject to options exercisable within 60 days. Excludes 45,765 shares subject to options not exercisable within 60 days.
 (9) Includes 15,600 shares subject to options exercisable within 60 days. Excludes 29,940 shares subject to options not exercisable within 60 days.
(10) Includes 13,750 shares subject to options exercisable within 60 days and excludes 8,749 shares subject to options not exercisable within 60 days.
(11) Includes 13,750 shares subject to options exercisable within 60 days and excludes 8,749 shares subject to options not exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  There are currently 100,000 shares of Series A Preferred Stock outstanding and 7,276,114 shares of Common Stock outstanding. In connection with and subject to this offering, each ten shares of Series A Preferred Stock will convert into three shares of Common Stock. The Series A Preferred Stock will be retired subsequent to such conversion.

  Upon completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, of which 9,476,114 shares will be issued and outstanding, and 2,000,000 shares of undesignated preferred stock issuable in one or more series by the Board of Directors ("Preferred Stock"), of which no shares will be issued and outstanding.

  Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by Shareholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the offering, fully paid and non-assessable.

  The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate") and By-laws, which will be effective upon completion of this offering provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of any Preferred Stock to elect directors, and to remove any director whom the holders of any Preferred Stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by Shareholders in the election of such director.

  Undesignated Preferred Stock. The Board of Directors of the Company is authorized, without further action of the Shareholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Company's Certificate of Incorporation. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

  A number of provisions of the Certificate and By-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors, including takeovers which shareholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to shareholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interests of the Company and all of its shareholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Meetings of Shareholders. The By-laws provide that a special meeting of shareholders may be called only by the Chairman or a majority of Board of Directors unless otherwise required by law. The By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new proposal which a shareholder wishes to make at an annual meeting of shareholders.

  Indemnification and Limitation of Liability. The By-laws provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by New York law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of shareholders or otherwise. The Certificate contains a provision permitted by New York law that generally eliminates the personal liability of Directors to the Company or its shareholders for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is specifically imposed under the Business Corporation Law of the State of New York. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The Company also entered into indemnification agreements with each of its directors reflecting the foregoing and requiring the advancement of expenses in proceedings involving the directors in most circumstances.

  Amendment of the Certificate. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by a majority (or 80% in the case of any proposed amendment to the provisions of the Certificate relating to the composition of the Board or amendments of the Certificate) of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

  Amendment of By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the shareholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the shareholders requires the affirmative vote of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of shareholders or a special meeting called for such purpose unless the Board of Directors recommends that the shareholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting shares with respect to such amendment or repeal.

  Ability to Adopt Shareholder Rights Plan. The Board of Directors may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares to implement a shareholder rights plan. A shareholder rights plan typically creates voting or other impediments which are intended to discourage persons seeking to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise if such change in control is not in the best interest of the Company and its shareholders. The Board of Directors has no present intention of adopting a shareholder rights plan and is not aware of any attempt to obtain control of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

  Upon completion of the offering, the Company will be subject to the provisions of Section 912 of the New York Business Corporation Law ("Section 912"). Section 912 provides, with certain exceptions, that a New York corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested shareholder" for a period of five years from the date that such person became an interested shareholder unless: (i) the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder; (ii) the business combination is approved by a majority of the holders of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose no earlier than five years after such person became an interested shareholder; or (iii) the business combination meets certain "fair price" provisions set forth in
Section 912. Under Section 912, an "interested shareholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 20% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 20% or more of the outstanding voting stock of the corporation at any time within the five-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 912 by amending its certificate of incorporation or by-laws by action of its shareholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 18 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have a total of 9,476,114 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell
such shares under Rule 144 under the Securities Act. The remaining      shares
of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.

  Of the Restricted Shares,      shares of Common Stock owned by current
shareholders of the Company will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act beginning 90 days after the date
of this Prospectus, and      shares of Common Stock owned by current
shareholders of the Company will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the
date of this Prospectus. In addition      shares subject to sale under Rule
701 are subject to vesting provisions and will become eligible for sale in the public market at various times as they become vested. In addition, shares acquired upon exercise of vested options as described below are eligible for resale under Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 94,761 shares upon completion of the offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

  Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of options outstanding prior to this offering or the grant of Common Stock prior to this offering pursuant to written compensation plans or contracts may be resold by persons other than affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period requirement.

  The Company's executive officers and directors and Shareholders, who in the
aggregate hold      shares of Common Stock and options to purchase      shares
of Common Stock, have agreed, pursuant to certain Lock-up Agreements, that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC. In addition, the Company has agreed that, without the prior written consent of ING Baring Furman Selz LLC on behalf of the Underwriters, the Company will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities, convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or enter into any swap or other agreement that transfers, in whole or in part any of the economic consequences or ownership of Common Stock, during the 180-day period following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 180-day Lock-up Agreement.

  As of June 30, 1998, 919,847 shares of Common Stock were reserved for issuance under the 1998 Stock Plan, of which no shares were issuable upon the exercise of outstanding stock options, 1,500,000 shares of Common Stock were reserved for issuance under the 1992 Stock Option Plan, of which 1,377,904 shares were issuable upon the exercise of outstanding stock options and shares had been issued upon the exercise of stock options, and 200,000 shares of Common Stock were reserved for issuance under the Purchase Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Employee Stock and Other Benefit Plans--1998 Stock Option and Incentive Plan," "--1992 Stock Option Plan" and "--1998 Employee Stock Purchase Plan." The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to the 1998 Stock Plan or the Purchase Plan. The Company expects to file this registration statement within approximately 90 days following the date of this Prospectus, and such registration statement will become effective upon filing. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the Lock-up Agreements described above.

  Prior to this offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom ING Baring Furman Selz LLC and Hambrecht & Quist LLC are acting as representatives (the "Representatives") has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                     NUMBER OF
                                                                     SHARES OF
           NAME                                                     COMMON STOCK
           ----                                                     ------------
      ING Baring Furman Selz LLC. .................................
      Hambrecht & Quist LLC. ......................................
                                                                       ------
        Total......................................................
                                                                       ======

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of not in excess of $   per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $   per share to certain brokers and dealers. After the shares of
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 330,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments, if any, in connection with the sale of the 2,200,000 shares of Common Stock offered hereby.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of ING Baring Furman Selz LLC, except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans and upon exercise of outstanding options and warrants. In addition, the Company's executive officers and directors and shareholders, who in the aggregate hold
     shares of Common Stock and options to purchase      shares of Common
Stock, have agreed, pursuant to certain Lock-up Agreements, that until 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant an option to purchase, make a distribution of, or otherwise dispose of, any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, otherwise than (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing as a condition precedent to such gift or gifts to be bound by the terms of the Lock-up Agreements, or (ii) with the prior written consent of ING Baring Furman Selz LLC.

  The Representatives of the Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

  In connection with this offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock. Syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in this offering. The Underwriters also may impose a penalty bid, whereby the syndicate may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in this offering for their account if the syndicate repurchases the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be affected on Nasdaq, in the over-the-counter market or otherwise, and may, if commenced, be discontinued at any time.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Company has applied to list the Common Stock for quotation and trading on the Nasdaq National Market under the symbol "AMRI."

  The Company has agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar llp, Boston, Massachusetts. Certain legal matters related to this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The financial statements of Albany Molecular Research, Inc. as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP and have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors-- Proprietary Technology; Unpredictability of Patent Protection" and "Business-- Allegra Royalty and Licensing Arrangement" and "--Patents and Proprietary
Rights" have been reviewed and approved by       , patent counsel to the
Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                            ADDITIONAL INFORMATION

  The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (which, after this offering, will include the Company) that file electronically with the Commission (at http://www.sec.gov).

  Immediately following this offering, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. As long as the Company is subject to such periodic reporting and information requirements, it will file with the Commission all reports, proxy statements, and other information required thereby. The Company intends to furnish holders of the Common Stock with annual reports containing financial statements audited by an independent certified public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS
                        ALBANY MOLECULAR RESEARCH, INC.

                                                                           PAGE
                                                                           ----
Report of KPMG Peat Marwick LLP, Independent Public Accountants........... F-2
Balance Sheets at December 31, 1996 and 1997 and March 31, 1998
 (unaudited).............................................................. F-3
Statements of Operations for the Years Ended December 31, 1995, 1996 and
 1997 and the Three Months Ended March 31, 1997 and 1998 (unaudited)...... F-4
Statements of Shareholders' Equity (Deficit) for the Years Ended December
 31, 1995, 1996 and 1997 and for the Three Months Ended March 31, 1998
 (unaudited).............................................................. F-5
Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
 1997 and the three months ended March 31, 1997 and 1998 (unaudited)...... F-6
Notes to Financial Statements............................................. F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Albany Molecular Research, Inc.:

  We have audited the accompanying balance sheets of Albany Molecular Research, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Albany Molecular Research, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Albany, New York
April 2, 1998, except for note 15
 which is as of July 7, 1998

                        ALBANY MOLECULAR RESEARCH, INC.

                                 BALANCE SHEETS

                                               DECEMBER 31,
                                          -----------------------   MARCH 31,
                                             1996        1997         1998
                                          ----------  -----------  -----------
ASSETS                                                             (UNAUDITED)
Current assets:
 Cash and cash equivalents............... $1,259,555  $ 1,261,518  $ 7,460,063
 Certificate of deposit..................     52,551      --           --
 Accounts receivable, (net of allowance
  of for doubtful accounts of $0 and
  $114,000 at December 31, 1996 and
  1997, respectively, and $143,000 at
  March 31, 1998)........................    851,959    1,976,637    1,998,043
 Current installment of notes receivable
  (Note 14)..............................     --          --            20,000
 Royalty income receivable...............     --          --         1,729,680
 Investment securities, available-for-
  sale (Note 5)..........................  1,734,899    1,949,546    1,946,611
 Interest receivable.....................     25,156       25,961       27,883
 Inventory...............................    266,208      317,789      419,226
 Unbilled services.......................    202,122      192,822      129,845
 Refundable income taxes.................     --          312,377      --
 Prepaid expenses........................     38,132      131,798      155,289
                                          ----------  -----------  -----------
   Total current assets..................  4,430,582    6,168,448   13,886,640
Property and equipment:
 Laboratory equipment and fixtures.......  2,981,155    3,323,232    3,602,818
 Office equipment........................    453,823      840,256      983,669
 Leasehold improvements..................    983,264    1,000,120    1,001,220
                                          ----------  -----------  -----------
                                           4,418,242    5,163,608    5,587,707
  Accumulated depreciation and
   amortization..........................   (591,698)  (1,265,255)  (1,458,751)
                                          ----------  -----------  -----------
   Net property and equipment............  3,826,544    3,898,353    4,128,956
Construction-in-progress.................     --           76,574      685,272
Other assets:
 Patents and patent application costs....    127,145      212,291      231,657
 Licensing rights........................     26,513       23,567       22,830
 Customer list...........................     --          --           118,000
 Notes receivable, excluding current
  installment (Note 14)..................     --          --            80,000
 Deposits................................     16,810       16,810       16,810
 Deferred income tax benefit (Note 6)....     68,142      230,000      --
 Other assets............................      4,909        3,291        2,927
                                          ----------  -----------  -----------
   Total other assets....................    243,519      485,959      472,224
                                          ----------  -----------  -----------
   Total assets.......................... $8,500,645  $10,629,334  $19,173,092
                                          ==========  ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses... $  322,754  $   898,256  $ 2,007,072
 Income taxes payable (Note 6)...........    338,684      --         2,282,112
 Unearned income.........................    135,377      212,008      637,253
 Customer deposits.......................    165,000      202,293      202,293
 Current installments of obligation
  under capital lease....................      3,550        1,256          317
 Current installments of long-term debt
  (Note 3)...............................    454,683      448,005      443,008
                                          ----------  -----------  -----------
   Total current liabilities.............  1,420,048    1,761,818    5,572,055
Long-term liabilities:
 Obligation under capital lease,
  excluding current installments.........      1,256      --           --
 Long-term debt, excluding current
  installments (Note 3)..................  2,373,708    1,775,703    1,666,076
 Deferred income taxes (Note 6)..........    295,119      437,631      438,384
                                          ----------  -----------  -----------
   Total liabilities.....................  4,090,131    3,975,152    7,676,515
Commitments (Notes 7, 9 and 11)
Shareholders' equity:
 Preferred stock, $0.01 par value,
  Authorized 1,000,000 shares, issued
  and outstanding 100,000 shares in 1996
  and 1997...............................      1,000        1,000        1,000
 Common stock, $0.01 par value,
  Authorized 10,000,000 shares; issued
  and outstanding 7,170,225 at December
  31, 1996, 7,180,518 shares at December
  31, 1997 and 7,216,045 shares at March
  31, 1998...............................     71,855       71,924       72,161
 Additional paid-in capital..............  2,619,850    2,643,376    2,949,436
 Retained earnings.......................  1,694,164    3,883,379    8,422,042
 Accumulated other comprehensive
  income.................................     23,645       54,503       51,938
                                          ----------  -----------  -----------
   Total shareholders' equity............  4,410,514    6,654,182   11,496,577
                                          ----------  -----------  -----------
   Total liabilities and shareholders'
    equity............................... $8,500,645  $10,629,334  $19,173,092
                                          ==========  ===========  ===========

                See Accompanying Notes to Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Contract revenue........  $3,315,930  $6,177,371  $8,805,066  $1,724,727  $3,060,687
Reimbursed expenses.....    (356,664)   (916,027)   (701,034)   (215,986)   (187,679)
                          ----------  ----------  ----------  ----------  ----------
Net contract revenue....   2,959,266   5,261,344   8,104,032   1,508,741   2,873,008
Cost of revenue.........   1,350,158   2,834,760   4,334,245     928,041   1,507,721
                          ----------  ----------  ----------  ----------  ----------
Gross profit............   1,609,108   2,426,584   3,769,787     580,700   1,365,287
Operating expenses:
  Research and
   development..........      36,628     244,812     626,471     100,079     208,794
  Selling, general and
   administrative.......     809,487   1,219,144   2,246,391     379,583     883,189
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     846,115   1,463,956   2,872,862     479,662   1,091,983
                          ----------  ----------  ----------  ----------  ----------
Income from operations..     762,993     962,628     896,925     101,038     273,304
Other income (expense):
  Licensing fees,
   milestones and
   royalties (Note 9)...     200,000   1,000,000   2,530,871      --       8,098,601
  Technology incentive
   award (Note 11)......    (200,000)   (100,000)   (253,093)     --        (809,860)
  Lease relocation
   incentive fee........      --          --          --          --        (200,000)
  Interest expense......     (53,882)   (137,967)   (175,969)    (48,808)    (39,760)
  Interest income.......      91,532     126,474     163,051      34,298      65,464
  Realized gain on sale
   of investment
   securities...........       6,053       3,895      --          --          --
  Write off of licensing
   costs................     (73,083)     --          --          --          --
  Other income
   (expense)............      (1,262)     16,235     (25,629)      4,281       3,525
                          ----------  ----------  ----------  ----------  ----------
    Total other income
     (expense)..........     (30,642)    908,637   2,239,231     (10,229)  7,117,970
                          ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense................     732,351   1,871,265   3,136,156      90,809   7,391,274
Income tax expense (Note
 6).....................     252,805     637,476     946,941      15,489   2,852,611
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $  479,546  $1,233,789  $2,189,215  $   75,320  $4,538,663
                          ==========  ==========  ==========  ==========  ==========
Basic earnings per
 share..................  $     0.07  $     0.17  $     0.31  $     0.01  $     0.63
Diluted earnings per
 share..................  $     0.06  $     0.16  $     0.28  $     0.01  $     0.56

                See Accompanying Notes to Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS ENDED MARCH
                             31, 1998 (UNAUDITED)

                                     PREFERRED STOCK          COMMON STOCK
                                     ---------------- ----------------------------
                                                                                    ACCUMULATED
                                      NUMBER   $0.01   NUMBER    $0.01  ADDITIONAL     OTHER       RETAINED
                       COMPREHENSIVE    OF      PAR      OF       PAR    PAID-IN   COMPREHENSIVE   EARNINGS
                          INCOME      SHARES   VALUE   SHARES    VALUE   CAPITAL      INCOME     (DEFICIENCY)    TOTAL
                       ------------- -------- ------- --------- ------- ---------- ------------- ------------ -----------
Balance at December
 31, 1994 (Note 15)..   $   --        100,000 $ 1,000 5,904,047 $63,415 $  520,303  $   --        $  (19,171) $   565,547
  Issuance of common
   stock.............       --          --      --    1,157,354   7,715  2,067,858      --            --        2,075,573
  Net unrealized gain
   on securities
   available-for-
   sale, net of tax..       30,067      --      --       --       --        --          30,067        --           30,067
  Tax effect of
   incentive stock
   options held less
   than one year.....       --          --      --       --       --         5,030      --            --            5,030
  Net income for
   1995..............      479,546      --      --       --       --        --          --           479,546      479,546
                        ----------   -------- ------- --------- ------- ----------  ----------    ----------  -----------
Balance at December
 31, 1995............   $  509,613    100,000 $ 1,000 7,061,401 $71,130 $2,593,191  $   30,067    $  460,375  $ 3,155,763
  Issuance of common
   stock.............       --          --      --      108,825     725     23,962      --            --           24,687
  Change in
   unrealized gain on
   securities
   available-for-
   sale, net of tax..      (6,422)      --      --       --       --        --          (6,422)       --           (6,422)
  Tax effect of
   incentive stock
   options held less
   than one year.....       --          --      --       --       --         2,697      --            --            2,697
  Net income for
   1996..............    1,233,789      --      --       --       --        --          --         1,233,789    1,233,789
                        ----------   -------- ------- --------- ------- ----------  ----------    ----------  -----------
Balance at December
 31, 1996............   $1,227,367    100,000 $ 1,000 7,170,226 $71,855 $2,619,850  $   23,645    $1,694,164  $ 4,410,514
  Issuance of common
   stock.............       --          --      --       10,293      69     23,526      --            --           23,595
  Change in
   unrealized gain on
   securities
   available-for-
   sale, net of tax..       30,858      --      --       --       --        --          30,858        --           30,858
  Net income for
   1997..............    2,189,215      --      --       --       --        --          --         2,189,215    2,189,215
                        ----------   -------- ------- --------- ------- ----------  ----------    ----------  -----------
Balance at December
 31, 1997............   $2,220,073    100,000 $ 1,000 7,180,519 $71,924 $2,643,376  $   54,503    $3,883,379  $ 6,654,182
  Issuance of common
   stock.............       --          --      --       35,526     237    306,060      --            --          306,297
  Change in
   unrealized gain on
   securities
   available-for-
   sale, net of tax..      (2,565)      --      --       --       --        --          (2,565)       --           (2,565)
  Net income for
   period............    4,538,663      --      --       --       --        --          --         4,538,663    4,538,663
                        ----------   -------- ------- --------- ------- ----------  ----------    ----------  -----------
Balance at March 31,
 1998................   $4,536,098    100,000 $ 1,000 7,216,045 $72,161 $2,949,436  $   51,938    $8,422,042  $11,496,577
                        ==========   ======== ======= ========= ======= ==========  ==========    ==========  ===========

                See Accompanying Notes to Financial Statements

                        ALBANY MOLECULAR RESEARCH, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     THREE MONTHS
                                YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          -------------------------------------  ----------------------
                             1995         1996         1997        1997        1998
                          -----------  -----------  -----------  ---------  -----------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $   479,546  $ 1,233,789  $ 2,189,215  $  75,320  $ 4,538,663
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and
   amortization.........      127,358      379,327      689,472    172,321      194,597
  Net realized gain on
   security
   transactions.........       (6,053)      (3,895)     --          --          --
  Net loss on sale of
   assets...............      --             1,578        9,398       (805)     --
  Provision for doubtful
   accounts.............      --           --           114,000     --           29,000
  Deferred income tax
   (benefit) expense....       94,131      164,927      (39,919)    31,793        2,464
  Tax effect of stock
   sale from stock
   options held less
   than one year........        5,030        2,697      --          --          --
  Write-off of licensing
   costs................       73,083      --           --          --          --
  (Increase) decrease
   in:
    Accounts
     receivable.........     (759,876)      35,622   (1,215,678)   (31,927)     (50,407)
    Royalty income
     receivable.........      --           --           --          --       (1,729,680)
    Inventory, prepaid
     expenses and
     refundable income
     taxes..............     (118,682)     (88,425)    (457,624)  (129,208)     187,449
    Interest
     receivable.........      (17,540)      (7,616)        (805)       554       (1,922)
    Due from
     shareholder........        5,197      --           --          --          --
    Unbilled services...     (114,426)      (6,009)       9,300   (136,609)      62,977
  Increase (decrease)
   in:
    Accounts payable and
     accrued expenses...      241,861      (14,055)     575,502     53,717    1,108,817
    Customer deposits...      135,000       30,000       37,293     34,300      --
    Unearned income.....       70,623       44,754       76,631    102,799      425,245
    Income taxes
     payable............      --           338,684     (338,684)  (363,325)   2,512,111
                          -----------  -----------  -----------  ---------  -----------
Net cash provided by
 (used in) operating
 activities.............      215,252    2,111,378    1,648,101   (191,070)   7,279,314
                          -----------  -----------  -----------  ---------  -----------
INVESTING ACTIVITIES
  (Increase) decrease in
   certificate of
   deposit..............      (51,080)      (1,472)      52,551     --          --
  Purchases of
   investment
   securities...........   (3,040,166)    (274,146)    (163,216)    (1,217)      (1,341)
  Proceeds from sales of
   investment
   securities...........    1,183,303      445,467      --          --          --
  Purchases of property
   and equipment........   (1,204,907)  (2,596,060)    (869,954)  (199,447)  (1,032,797)
  Proceeds from sale of
   equipment............      --             1,500        4,265      1,500      --
  Payments for
   deposits.............       (1,022)     --           --          --          --
  Purchase of customer
   list.................      --           --           --          --         (118,000)
  Payments for patent
   application costs....      (97,518)     (39,185)     (85,146)   (15,047)     (19,366)
                          -----------  -----------  -----------  ---------  -----------
Net cash used in invest-
 ing activities.........   (3,211,390)  (2,463,896)  (1,061,500)  (214,211)  (1,171,504)
                          -----------  -----------  -----------  ---------  -----------

                        ALBANY MOLECULAR RESEARCH, INC.

                                                                   THREE MONTHS
                               YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                          -----------------------------------  ----------------------
                             1995        1996         1997        1997        1998
                          ----------  -----------  ----------  ----------  ----------
                                                                    (UNAUDITED)
FINANCING ACTIVITIES
  Principal payments on
   long-term debt and
   notes payable........  $  (83,090) $(2,163,883) $ (604,683) $ (113,111) $ (114,624)
  Principal payments
   under capital lease
   obligations..........      (4,771)      (3,478)     (3,550)       (859)       (938)
  Proceeds from
   borrowings under
   long-term debt and
   notes payable........   1,000,000    3,720,000      --          --          --
  Payment for deferred
   financing costs......      (1,750)     --           --          --          --
  Disbursements on notes
   receivable...........      --          --           --          --        (100,000)
  Proceeds from sale of
   common stock.........   2,075,573       24,687      23,595          62     306,297
                          ----------  -----------  ----------  ----------  ----------
Net cash provided by
 (used in) financing
 activities.............   2,985,962    1,577,326    (584,638)   (113,908)     90,735
                          ----------  -----------  ----------  ----------  ----------
Increase (decrease) in
 cash and cash
 equivalents............     (10,176)   1,224,808       1,963    (519,189)  6,198,545
Cash and cash
 equivalents at
 beginning of period....      44,923       34,747   1,259,555   1,259,555   1,261,518
                          ----------  -----------  ----------  ----------  ----------
Cash and cash
 equivalents at end of
 period.................  $   34,747  $ 1,259,555  $1,261,518  $  740,366  $7,460,063
                          ==========  ===========  ==========  ==========  ==========
NONCASH ITEMS:
  Common stock issued
   for purchase of
   customer list........  $   --       $   --      $   --      $   --      $  100,000
  Common stock issued
   for relocation
   incentive............  $   --       $   --      $   --      $   --      $  200,000
  Property acquired
   under capital lease..  $   10,059   $   --      $   --      $   --      $   --
  Increase (decrease) in
   net unrealized gain
   on securities
   available-for-sale,
   net of tax...........  $   30,067  $    (6,422) $   30,858  $  (14,595) $   (2,585)
ADDITIONAL DISCLOSURES
 RELATIVE TO CASH FLOWS:
  Interest paid.........  $   53,882  $   120,058  $  175,616  $   39,759  $   48,806
  Income taxes paid.....  $  153,643  $    91,800  $1,637,921  $  347,021  $    5,420
  Depreciation expense..  $  124,395  $   368,738  $  684,909  $  171,916  $  193,497

                See Accompanying Notes to Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The Company is an integrated chemistry outsourcing company that offers a broad range of chemistry research and development services to pharmaceutical and biotechnology companies involved in drug discovery and development. The Company offers services traditionally provided by the chemistry divisions within pharmaceutical companies, including medicinal chemistry, chemical development, analytical chemistry services and small-scale manufacturing. In addition to these contract services, the Company conducts a limited amount of proprietary research and development.

 Use of Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results can vary from these estimates.

 Revenue Recognition

  The Company recognizes net revenue from its contracts on a percentage-of-completion or per diem basis as work is performed. In general, contractual provisions including predetermined payment schedules, the achievement of contractual milestones or submission of appropriate billing detail establishing prerequisites for billings. Unbilled services arise when services have been rendered under these contracts but customers have not been billed. Similarly, unearned income represents prebilling for services that have not yet been rendered.

 Credit Risk

  The Company provides credit in the normal course of business to its customers, substantially all of which are in the pharmaceutical and biotechnology industries. To reduce credit risk, the Company generally requires advance payments on contracts.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and consist primarily of organic chemicals used as raw materials in the production process.

 Property and Equipment


  Property and equipment are stated at cost and depreciated on the straight-line method over their estimated lives, generally three to seven years. The Company utilizes accelerated depreciation methods for tax purposes over the minimum statutory period allowed.

 Organization Costs

  Organization costs are amortized over 60 months.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

 Patents and Patent Application Costs

  The costs of patents issued and acquired are being amortized on the straight-line method over the estimated remaining lives of the issued patents, generally 17 years. Patent application and processing costs are capitalized and will be amortized over the estimated life once a patent is acquired or expensed in the period the patent application is denied.

 Licensing Rights

  The costs of licensing rights are being amortized on the straight-line method over the term of the license agreement, but not in excess of fifteen years. Licensing costs are accumulated and amortized once the license agreement is executed. Licensing costs are written off in the period the licensing rights are canceled or are determined not to provide future benefits.

 Deferred Financing Costs

  The costs of acquiring long-term debt obligations are being amortized on the straight-line method over the term of the obligation, ranging from five to seven years.

 Research and Development

  Research and development costs are charged to operations when incurred and are included in operating expenses.

 Income Taxes

  The Company applies the asset/liability method of accounting for income taxes, in which deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Investments

  The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable investment securities at December 31, 1997 consisted of state and political subdivision obligations, corporate debt obligations, and bond mutual funds, with the Company holding all of these securities as available-for-sale.

  Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are determined using the specific identification method.

 Interim Financial Data (unaudited)

  The interim financial data for the three months ended March 31, 1997 and 1998 included in the accompanying financial statements is unaudited; however, in the opinion of the Company, the interim financial

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)
data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

 Comprehensive Income

  On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. In the case of the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains and losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gain on securities available-for-sale as of the balance sheet dates. All periods for which the Company has presented financial information contain the prescribed disclosures.

 Reclassifications

  Certain amounts in the prior year financial statements have been reclassified to conform to the presentation in the 1997 financial statements.

 Preferred Stock

  The Company's preferred stock is convertible at the option of the holder at ten preferred shares to three common shares. For purposes of diluted earnings per share calculations, all preferred shares are assumed converted to their common stock equivalents.

2. LEASE COMMITMENTS

  The Company has a long-term operating lease for its office and laboratory facilities with a shareholder of the Company. The present lease commenced in December 1997 and expires in November 2007, with average monthly rental payments of $23,000. The lease contains a ten-year renewal option with six months' prior notice. The Company currently holds an option to purchase the property for $3.5 million. The Company is responsible for paying for the cost of utilities, operating costs, and property taxes.

  The Company also leases laboratory facilities under a separate agreement with a non-related party that expires June 1999 at a monthly rate of $12,000.

  Minimum future payments under noncancelable operating leases as of December 31, 1997 are as follows:

       1998......................................................... $  426,724
       1999.........................................................    360,928
       2000.........................................................    289,946
       2001.........................................................    286,399
       2002.........................................................    283,652
       Thereafter...................................................  1,353,435
                                                                     ----------
       Total minimum future lease payments.......................... $3,001,084
                                                                     ==========

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

  Rental expense amounted to approximately $93,000, $173,000 and $240,000 during 1995, 1996 and 1997, respectively, and $66,000 and $161,000, for the three months ended March 31, 1997 and 1998, respectively.

3. LONG-TERM DEBT

  Long-term debt is comprised as follows:

                                                    DECEMBER 31,
                                                ---------------------
                                                                      MARCH 31,
                                                   1996       1997       1998
                                                ---------- ---------- ----------
Note payable to a bank in monthly installments
 of $29,762, through October 2003, plus
 interest at the London Interbank Offered Rate
 plus 1.75% (7.44% at December 31, 1997 and
 7.38% at March 31, 1998).....................  $2,440,478 $1,933,333 $1,844,048
Note payable to the New York Job Development
 Authority in monthly installments of $4,747
 including interest at 5.25%, through June 1,
 2001.........................................     227,841    181,747    169,841
Subordinated note payable to the Albany Local
 Development Corporation in monthly
 installments of $2,970 including interest at
 7.00%, through December 1, 2000..............     124,035     96,194     88,925
Subordinated note payable to the Albany Local
 Development Corporation in monthly
 installments of $2,115 including interest at
 7.00%, through June 1, 1998..................      36,037     12,434      6,270
                                                ---------- ---------- ----------
Total long-term debt..........................   2,828,391  2,223,708  2,109,084
Less payments due within one year.............     454,683    448,005    443,008
                                                ---------- ---------- ----------
Total long-term debt, net.....................  $2,373,708 $1,775,703 $1,666,076
                                                ========== ========== ==========

  The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1997 and thereafter, are as follows:

       1998.......................................................... $  448,005
       1999..........................................................    440,341
       2000..........................................................    445,409
       2001..........................................................    385,191
       2002..........................................................    357,143
       Thereafter....................................................    147,619
                                                                      ----------
         Total long-term debt........................................ $2,223,708
                                                                      ==========

  In connection with the above bank notes, the Company has entered into a general security agreement in which all assets now owned and hereafter acquired by the Company collateralize the notes.

4. NOTE PAYABLE

  The Company maintained a line of credit from a bank with unused borrowing capacity of $500,000 at both December 31, 1997 and March 31, 1998. The line is collateralized by a first security interest in all accounts receivable and inventory. Interest is payable monthly at the London Interbank Offered Rate, plus 1.75% (7.44% at December 31, 1997 and 7.38% at March 31, 1998).
Borrowings under the line of credit are payable on demand.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

5. INVESTMENT SECURITIES

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at December 31, 1996 were as follows:

                                           GROSS         GROSS
                            AMORTIZED   UNREALIZED     UNREALIZED
                               COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                            ---------- ------------- -------------- ----------
Obligations of states and
 political subdivisions.... $1,619,987    $39,409       $  --       $1,659,396
Bond mutual funds..........     75,503      --             --           75,503
                            ----------    -------       -------     ----------
                            $1,695,490    $39,409       $  --       $1,734,899
                            ==========    =======       =======     ==========

  Proceeds from the sale of investment securities were $1,183,303 and $445,467 in 1995 and 1996, respectively, resulting in realized gains of $6,053 and $3,895 for the years then ended.

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at December 31, 1997 were as follows:

                                           GROSS         GROSS
                            AMORTIZED   UNREALIZED     UNREALIZED
                               COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                            ---------- ------------- -------------- ----------
Obligations of states and
 political subdivisions.... $1,619,987    $88,726       $  --       $1,708,713
Corporate debt
 obligations...............    158,073      2,113          --          160,186
Bond mutual funds..........     80,647      --             --           80,647
                            ----------    -------       -------     ----------
                            $1,858,707    $90,839       $  --       $1,949,546
                            ==========    =======       =======     ==========

  There were no sales of available-for-sale securities during 1997.

  Maturities of debt securities classified as available-for-sale at December 31, 1997 were as follows:

                                                      AMORTIZED COST FAIR VALUE
                                                      -------------- ----------
   Due after one year through five years.............   $  611,598   $  631,857
   Due after five years through ten years............      770,097      812,375
   Due after ten years...............................      396,365      424,667
                                                        ----------   ----------
   Total debt securities.............................   $1,778,060   $1,868,899
                                                        ==========   ==========

  The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale securities by major security type at March 31, 1998 were as follows:

                                                           GROSS
                                               GROSS     UNREALIZED
                                AMORTIZED   UNREALIZED    HOLDING
                                   COST    HOLDING GAINS   LOSSES   FAIR VALUE
                                ---------- ------------- ---------- ----------
Obligations of states and
 political subdivisions........ $1,619,987    $84,807     $  --     $1,704,794
Corporate debt obligations.....    158,073      1,756        --        159,829
Bond mutual funds..............     81,988        --         --         81,988
                                ----------    -------     -------   ----------
                                $1,860,048    $86,563     $  --     $1,946,611
                                ==========    =======     =======   ==========

  There were no sales of investment securities during the three-month periods ended March 31, 1997 and 1998.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

6. INCOME TAXES

  Income tax expense (benefit) consists of the following:

                                                               THREE MONTHS
                                 YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                               ---------------------------  --------------------
                                 1995     1996     1997       1997       1998
                               -------- -------- ---------  --------  ----------
Current:
  Federal..................... $146,692 $437,800 $ 916,288  $(16,918) $2,451,902
  State.......................   11,982   34,749    70,572       614     167,245
                               -------- -------- ---------  --------  ----------
                                158,674  472,549   986,860   (16,304)  2,619,147
                               -------- -------- ---------  --------  ----------
Deferred:
  Federal.....................   94,131  159,052   102,117    26,625       2,063
  State.......................    --       5,875  (142,036)    5,168     231,401
                               -------- -------- ---------  --------  ----------
                                 94,131  164,927   (39,919)   31,793     233,464
                               -------- -------- ---------  --------  ----------
  Total income tax expense.... $252,805 $637,476 $ 946,941  $ 15,489  $2,852,611
                               ======== ======== =========  ========  ==========

  The differences between the income tax expense and income taxes computed using a federal statutory rate of 34% for the years ended December 31, 1995, 1996, and 1997, and for the three months ended March 31, 1997, and 35% for the three months ended March 31, 1998 were as follows:

                                                             THREE MONTHS
                            YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                          ------------------------------  -------------------
                            1995      1996       1997      1997       1998
                          --------  --------  ----------  -------  ----------
Amount computed using
 statutory rate.......... $248,999  $636,230  $1,066,293  $30,875  $2,586,946
Increase (reduction) in
 taxes resulting from:
  Tax-free interest
   income................  (23,254)  (31,940)    (30,171) (14,573)     (7,450)
  Alternative minimum
   tax...................    5,785    (5,540)     --        --         --
  State taxes, net of
   federal benefit.......    7,668    22,914      46,577      405     111,042
  State investment tax
   credits...............    --        --       (161,858)   --        151,800
  Others, net............   13,607    15,812      26,100   (1,218)     10,273
                          --------  --------  ----------  -------  ----------
  Total income tax
   expense............... $252,805  $637,476  $  946,941  $15,489  $2,852,611
                          ========  ========  ==========  =======  ==========

  Temporary differences giving rise to the Company's deferred tax liability consist primarily of the excess of depreciation for tax purposes over the amount for financial reporting purposes.

  The Company had available New York State investment tax credits of approximately $68,000 and $230,000, at December 31, 1996 and 1997, respectively. These credits have a ten-year carryforward period, with expiration dates ranging from 2002 to 2007.

  At December 31, 1997, the Company had recorded a deferred tax asset of approximately $230,000; representing New York State investment tax credits. The estimated annual effective tax rate for the three months ended March 31, 1998 includes the anticipated realization of these tax credits.

7. EMPLOYEE BENEFIT PLAN

  The Company maintains a savings and profit sharing plan under section 401(k) of the Internal Revenue Code covering all eligible employees. Employees must complete six months of service and be over 20 1/2 years of age as of the plan's entry dates. Participants may contribute up to 15% of their compensation, limited to

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)
$9,500 per annum in 1997. The Company makes matching contributions equal to 25% of the participant's contributions (up to a limit of 4% of the participant's compensation). In addition, the Company has reserved the right to make discretionary profit sharing contributions to employee accounts. Employer matching contributions vest at a rate of 20% per year beginning after 2 years of participation in the plan. Employer matching contributions were $8,000, $10,000 and $21,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Employer matching contributions were $4,000 and $10,000, for the three months ended March 31, 1997 and 1998, respectively.

8. STOCK OPTION PLAN

  The Company has a 1992 Stock Option Plan, through which the Company may issue incentive stock options or non-qualified stock options. Incentive stock options granted to employees may be granted at prices not less than 100 percent of the fair market value at the date of option grant. Non-qualified stock options may be granted at prices established at the date of grant, and may be less than the fair market value at the date of grant. All incentive stock options may be exercised at any time, after vesting, over a ten-year period subsequent to the date of grant. Non-qualified stock option terms will be established at the date of grant, but shall have a duration of not more than ten years.

  The fair value of each option granted is estimated on the grant date using the Black-Scholes pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997: no dividend yield for all years; zero expected volatility for all years; risk-free interest rates of 5.69%, 6.80%, and 6.80%, respectively, and expected lives of five years and four years for the incentive options for all years and three years and four years for the non-qualified options for all years.

  The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" in accounting for its incentive and non-qualified stock compensation plan. Accordingly, no compensation cost has been recognized for either plan in 1995, 1996 or 1997. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," net income would have been reduced as follows:

                                                    1995      1996       1997
                                                  -------- ---------- ----------
   NET INCOME
   As Reported................................... $479,546 $1,233,789 $2,189,215
                                                  ======== ========== ==========
   Pro forma..................................... $459,057 $1,208,938 $2,146,820
                                                  ======== ========== ==========
   EARNINGS PER SHARE
   Basic as reported............................. $   0.07 $     0.17 $     0.31
   Diluted as reported........................... $   0.06 $     0.16 $     0.28
   Basic pro forma............................... $   0.07 $     0.17 $     0.30
   Diluted pro forma............................. $   0.06 $     0.16 $     0.27

                        ALBANY MOLECULAR RESEARCH, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

  Following is a summary of the status of incentive and non-qualified options during 1995, 1996, and 1997:

                                            INCENTIVE         NON-QUALIFIED
                                        ------------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER    EXERCISE  NUMBER   EXERCISE
                                        OF SHARES   PRICE   OF SHARES  PRICE
                                        ---------  -------- --------- --------
Outstanding at January 1, 1995.........  614,250    $0.31    435,000   $3.23
  Granted..............................   72,000     2.75     45,000    2.75
  Exercised............................  (30,000)    0.16      --        --
  Forfeited............................    --         --       --        --
                                        --------    -----    -------   -----
Outstanding at December 31, 1995.......  656,250    $0.58    480,000   $3.19
                                        ========    =====    =======   =====
Options exercisable at December 31,
 1995..................................  404,250    $0.34    435,000   $3.23
                                        ========    =====    =======   =====
                                            INCENTIVE         NON-QUALIFIED
                                        ------------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                         NUMBER    EXERCISE  NUMBER   EXERCISE
                                        OF SHARES   PRICE   OF SHARES  PRICE
                                        ---------  -------- --------- --------
Outstanding at January 1, 1996.........  656,250    $0.58    480,000   $3.19
  Granted..............................   63,750     3.45     11,250    3.27
  Exercised............................ (108,825)    0.23      --        --
  Forfeited............................    --         --       --        --
                                        --------    -----    -------   -----
Outstanding at December 31, 1996.......  611,175    $0.58    491,250   $3.19
                                        ========    =====    =======   =====
Options exercisable at December 31,
 1996..................................  475,425    $0.33    435,000   $3.23
                                        ========    =====    =======   =====

                                             INCENTIVE        NON-QUALIFIED
                                         ------------------ ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                          NUMBER   EXERCISE  NUMBER   EXERCISE
                                         OF SHARES  PRICE   OF SHARES  PRICE
                                         --------- -------- --------- --------
Outstanding at January 1, 1997..........  611,175   $0.58    491,250   $3.19
  Granted...............................  240,807    4.99     52,293    4.92
  Exercised.............................   (5,861)   0.44      --        --
  Forfeited.............................  (15,000)   4.48      --        --
                                          -------   -----    -------   -----
Outstanding at December 31, 1997........  831,121   $2.07    543,543   $3.35
                                          =======   =====    =======   =====
Options exercisable at December 31,
 1997...................................  541,565   $0.65    435,000   $3.00
                                          =======   =====    =======   =====

  Following is a summary of the status of employee incentive options outstanding at December 31, 1997:

                         OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                    ---------------------------------  ------------------------
                               WEIGHTED
                                AVERAGE     WEIGHTED                 WEIGHTED
                               REMAINING    AVERAGE                  AVERAGE
      EXERCISE                CONTRACTUAL   EXERCISE                 EXERCISE
     PRICE RANGE    NUMBER       LIFE        PRICE      NUMBER        PRICE
     -----------    -------   -----------   --------   ----------   ----------
    $0.165 - 0.33   408,750   5.22 years     $0.25        408,750    $   0.25
        0.83         60,814   5.83 years      0.83         60,814        0.83
     2.73 - 3.24    105,750   7.81 years      2.80         72,000        2.75
     4.44 - 5.21    255,807   9.51 years      4.97         --           --

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

  The Company estimates that based on a five-year vesting period at December 31, 1997, on a weighted average basis, approximately 87% of such options will eventually vest.

  Following is a summary of the status of non-qualified options outstanding at December 31, 1997:

                        OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                   ---------------------------------  ------------------------
                              WEIGHTED
                               AVERAGE     WEIGHTED                 WEIGHTED
                              REMAINING    AVERAGE                  AVERAGE
     EXERCISE                CONTRACTUAL   EXERCISE                 EXERCISE
    PRICE RANGE    NUMBER       LIFE        PRICE      NUMBER        PRICE
    -----------    -------   -----------   --------   ----------   ----------
       $0.33        15,000   1.52 years     $0.33         15,000    $   0.33
    2.75 - 3.33    476,250   5.52 years      3.28        420,000        3.33
    4.59 - 5.27     52,293   9.40 years      4.92         --           --

  The Company estimates that based on a three-year vesting period at December 31, 1997, on a weighted average basis, approximately 77% of such options will eventually vest.

9. ROYALTY & LICENSING ARRANGEMENT

  On March 15, 1995, the Company entered into a License Agreement and a Stock Purchase Agreement with Marion Merrell Dow Inc., now known as Hoechst Marion Roussel, Inc. ("HMR"). Under the terms of the Stock Purchase Agreement, the Company sold 1,084,821 shares of the Company's Common Stock to HMR for $2.0 million. Under the terms of the License Agreement, the Company granted HMR an exclusive, worldwide license, with the right to grant sublicenses, upon the prior written consent of the Company, to any patents issued to the Company related to its original terfenadine carboxylic acid metabolite patent application. Terfenadine carboxylic acid metabolite is the active ingredient in the new non-sedating antihistamine fexofenadine HCl, marketed as a prescription medicine by HMR. In return for the license, HMR agreed to pay the Company up to $6.5 million based upon the achievement of five patenting milestones and future royalties based on sales of fexofenadine HCl. The five patenting milestones consist of:

  .Issuance of a U.S. "Intermediate Process Claim";
  .Issuance of a U.S. "Process Manufacturing Claim";
  .Issuance of an ex-U.S. "Process Manufacturing Claim";
  .Issuance of a U.S. "Substantially Pure Claim"; and
  .Issuance of an ex-U.S. "Substantially Pure Claim".

  In October 1996, the Company was awarded a patent in Australia that satisfied the ex-U.S. "Process Manufacturing Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive a royalty on all sales of fexofenadine HCl in that country. HMR began selling a product using fexofenadine HCl in January, 1997 in Australia.

  In November 1996, the Company was awarded a U.S. patent that satisfied the U.S. "Substantially Pure Claim." However, under the terms of the Agreement, HMR had the right to institute action to provoke an interference claim and, upon successfully doing so, was not obligated to pay any milestones or royalties until, and if, the interference was resolved in favor of the Company. In February 1998, the United States Patent and Trademark Office ("PTO") Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention and confirming that the Company was properly awarded the aforementioned

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)
patent. Accordingly, in the first three months of 1998, the Company received and recognized the associated milestone payment and royalties on all sales of fexofenadine HCl (Allegra) in the United States from November 26, 1996 through December 31, 1997, as stipulated in the Agreement. The total payment was $6.3 million. Because of the decision that the Company was first to make the invention, the Company will be entitled to receive royalties on all sales of fexofenadine HCl in the United States.

  In December 1996, the PTO informed the Company that the Company's patent application containing a U.S. "Process Manufacturing Claim" was in interference with a patent application of HMR. In May 1997, the PTO Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention. Under the terms of the Agreement, no milestones or royalties are due to the Company until a patent issued. Under the procedures of the PTO, a patent is not issued until the PTO publishes it. The patent is scheduled to be published in May 1998. Upon the patent publication, the Company will be entitled to receive the milestone payment for a U.S. "Process Manufacturing Claim." Additionally, the Company will be entitled to receive a royalty on worldwide "Sales" of fexofenadine HCl from the date of patent issuance until expiration of the patent. In January 1997, the Company was awarded a patent that satisfied the U.S. "Intermediate Process Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment. There are no royalties associated with this patent.

  In July 1997, the Company was awarded a New Zealand patent that satisfied the ex-U.S. "Substantially Pure Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive royalties on all sales of fexofenadine HCl in that country.

10. CONCENTRATION OF BUSINESS

  For the year ended December 31, 1997, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% of total net contract revenue, respectively. For the three months ended March 31, 1998, net contract revenue from the Company's three largest customers represented approximately 19%, 17% and 17% of total net contract revenues, respectively. In the majority of circumstances, there are agreements in force with these entities that guarantee the Company's continued involvement in present research projects. However, there regularly exists the possibility that the Company will have no further association with these entities once these projects conclude.

11. TECHNOLOGY DEVELOPMENT INCENTIVE PLAN

  In 1993, the Company adopted a Technology Development Incentive Plan to provide a method to stimulate and encourage novel innovative technology development. To be eligible to participate, the individual must be an employee of the Company and must be the inventor or co-inventor of novel technology that results in new revenues generated for, or by, the Company. Eligible participants will share in awards based on ten percent (10%) of the "Net Technology Revenue," as defined by the Plan.

  In 1995, 1996 and 1997, the Company awarded Technology Incentive Compensation to the inventor of the terfenadine carboxylic acid metabolite technology. The inventor is a director, officer and shareholder of the Company.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the financial instruments is made in accordance with the requirements of Statement of Financial Standards No. 107 "Fair Value of Financial Instruments." Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

  The Company is estimating its fair value disclosures for financial instruments used the following methods and assumptions:

  Cash and short-term investments, receivables, and accounts payable: The carrying amounts reported in the consolidated balance sheets approximate their fair value.

  Available-for-sale securities and other investments: The fair value of all securities and investments are estimated from market prices (see Note 5).

  The carrying value of long-term debt including current portion, was approximately $2,828,389 and $2,223,708 at December 31, 1996 and 1997,
respectively, and $2,109,084 at March 31, 1998 while the estimated fair value was $2,811,378 and $2,208,293 at December 31, 1996 and 1997, respectively, and $2,094,712 at March 31, 1998 based upon interest rates available to the Company for issuance of similar debt with similar terms and remaining maturities.

13. EARNINGS PER SHARE

  The following table reconciles basic and diluted earnings per share calculations:

                              YEAR ENDED DECEMBER 31, 1995   YEAR ENDED DECEMBER 31, 1996
                             ------------------------------ ------------------------------
                                         AVERAGE  PER SHARE             AVERAGE  PER SHARE
                             NET INCOME  SHARES    AMOUNT   NET INCOME  SHARES    AMOUNT
                             ---------- --------- --------- ---------- --------- ---------
   Basic earnings per
    share..................   $479,546  6,841,844   $0.07   $1,233,789 7,137,476   $0.17
   Dilutive effect of stock
    options and grants.....      --       507,773    --         --       543,057    --
   Dilutive effect of
    assumed preferred stock
    conversion.............      --        30,000    --         --        30,000    --
                              --------  ---------   -----   ---------- ---------   -----
   Diluted earnings per
    share..................   $479,546  7,379,617   $0.06   $1,233,789 7,710,533   $0.16
                              ========  =========   =====   ========== =========   =====

  Not included in the December 31, 1995 shares above were 537,000 shares that were anti-dilutive for earnings per share purposes.

                                                 YEAR ENDED DECEMBER 31, 1997
                                                ------------------------------
                                                            AVERAGE  PER SHARE
                                                NET INCOME  SHARES    AMOUNT
                                                ---------- --------- ---------
   Basic earnings per share.................... $2,189,215 7,173,884   $0.31
   Dilutive effect of stock options and
    grants.....................................     --       658,689    --
   Dilutive effect of assumed preferred stock
    conversion.................................     --        30,000    --
                                                ---------- ---------   -----
   Diluted earnings per share.................. $2,189,215 7,862,573   $0.28
                                                ========== =========   =====

                              THREE MONTHS ENDED MARCH 31,   THREE MONTHS ENDED MARCH 31,
                                          1997                           1998
                             ------------------------------ ------------------------------
                                         AVERAGE  PER SHARE             AVERAGE  PER SHARE
                             NET INCOME  SHARES    AMOUNT   NET INCOME  SHARES    AMOUNT
                             ---------- --------- --------- ---------- --------- ---------
   Basic earnings per
    share..................   $75,320   7,170,300   $0.01   $4,538,663 7,185,680   $0.63
   Dilutive effect of stock
    options and grants.....      --       653,095    --         --       819,657    --
   Dilutive effect of
    assumed preferred stock
    conversion.............      --        30,000    --         --        30,000    --
                              -------   ---------   -----   ---------- ---------   -----
   Diluted earnings per
    share..................   $75,320   7,853,395   $0.01   $4,538,663 8,035,337   $0.56
                              =======   =========   =====   ========== =========   =====

                        ALBANY MOLECULAR RESEARCH, INC.

                       DECEMBER 31, 1995, 1996 AND 1997
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS
                                  UNAUDITED)

14. NOTES RECEIVABLE

  The notes receivable represents advances to two senior officers of the Company. The notes receivable and accrued interest will not be repaid provided the officers remain in the employ of the Company. If employment is terminated within the five year amortization period, a pro-rata portion of the principal and interest shall be repayable to the Company.

15. SUBSEQUENT EVENTS

  On July 7, 1998, the Board of Directors declared a 3-for-2 split of its common stock to be effective in August 1998. The accompanying financial statements have been adjusted to give effect to the stock split as if it had occurred on December 31, 1994.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  35
Certain Transactions.....................................................  42
Principal Shareholders...................................................  43
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  51
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
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                                2,200,000 SHARES


             [ALBANY MOLECULAR RESEARCH, INC. LOGO APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                           ING BARING FURMAN SELZ LLC

                               HAMBRECHT & QUIST

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

  The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding underwriting discounts and commissions):

       NATURE OF EXPENSE                                                AMOUNT
       -----------------                                                -------
   SEC Registration Fee................................................ $12,688
   NASD Filing Fee.....................................................   4,801
   Nasdaq Listing Fee..................................................       *
   Accounting Fees and Expenses........................................       *
   Legal Fees and Expenses.............................................       *
   Printing Expenses...................................................       *
   Blue Sky Qualification Fees and Expenses............................  10,000
   Transfer Agent's Fee................................................  25,000
   Miscellaneous.......................................................       *
                                                                        -------
     TOTAL............................................................. $
                                                                        =======

----------
(1) The amounts set forth above, except for the SEC, NASD and Nasdaq fees, are in each case estimated.
  * To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has entered into indemnification agreements with each of its directors reflecting the provisions of its By-laws and requiring the advancement of expenses in proceedings involving such directors in most circumstances.

  Under Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant for the past three years beginning in July 1995. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. The following transactions give effect to the Company's 3-for-2 stock split of its Common Stock, which will become effective in August 1998.

 (1) In August 1995, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 72,000 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (2) In October 1995, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 45,000 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (3) In February 1996, the Registrant issued 52,500 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $11,550 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (4) In May 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 45,000 shares of the Registrant's Common Stock to employees and directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (5) In May 1996, the Registrant issued 30,075 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $5,063 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (6) In July 1996, the Registrant issued 22,500 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $4,950 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (7) In July 1996, the Registrant issued 3,750 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $3,125 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (8) In October 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 15,000 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

 (9) In December 1996, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 15,000 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(10) In January 1997, pursuant to stock option agreements, the Registrant granted options to purchase an aggregate of 22,743 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(11) In January 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 56,232 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(12) In January 1997, the Registrant issued 75 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $63 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(13) In February 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 15,000 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(14) In April 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 11,250 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(15) In May 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 45,000 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(16) In May 1997, the Registrant issued 1,435 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $1,196 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(17) In June 1997, the Registrant granted an aggregate of 4,431 shares of the Registrant's Common Stock to directors of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(18) In July 1997, the Registrant issued 600 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $500 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(19) In December 1997, pursuant to stock option agreements, the Registrant granted options to purchase an aggregate of 18,300 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(20) In December 1997, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 109,575 shares of the Registrant's Common Stock to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(21) In December 1997, the Registrant issued 3,750 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $825 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(22) In February 1998, the Registrant issued 4,500 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $990 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(23) In February 1998, the Registrant issued 3,825 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $638 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(24) In March 1998, under the Registrant's 1992 Stock Option Plan, the Registrant granted options to purchase an aggregate of 22,500 shares of the Registrant's Common Stock to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(25) In March 1998, the Registrant issued 1,251 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $3,444 to the estate of a former director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(26) In March 1998, the Registrant issued 3,450 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $575 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(27) In March 1998, the Registrant issued 15,000 shares of the Registrant's Common Stock to Hoffman Enterprises, the Registrant's landlord, as partial reimbursement for expenses incurred by Hoffman Enterprises in relocating other tenants in order to facilitate the Company's expansion in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

(28) In April 1998, the Registrant issued 17,400 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $5,300 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(29) In May 1998, the Registrant issued 7,500 shares of the Registrant's Common Stock to Michael J. Sherrod in consideration of his interest in his regulatory consulting business in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

(30) In May 1998, the Registrant issued 6,000 shares of the Registrant's Common Stock upon the exercise of an outstanding stock option for an aggregate exercise price of $16,520 to an employee of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(31) In June 1998, the Registrant issued 6,000 shares of the Registrant's Common Stock upon the exercise of outstanding stock options for an aggregate exercise price of $2,240 to employees of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(32) In June 1998, the Registrant granted 525 shares of the Registrant's Common Stock to a director of the Registrant in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  *1.1 Form of Underwriting Agreement.
  *3.1 Amended and Restated Certificate of Incorporation.
  *3.2 Amendment to Amended and Restated Certificate of Incorporation.
  *3.3 Form of Second Amended and Restated Certificate of Incorporation (to be
       filed immediately prior to effectiveness of the Registration Statement).
  *3.4 Form of Restated Certificate of Incorporation (to be filed following the closing of the Offering referred to in the Registration Statement).
  *3.5 By-Laws.
  *3.6 Form of Amended and Restated By-laws (to be effective upon effectiveness of the Registration Statement).
  *4.1 Specimen certificate for shares of Common Stock, $0.01 par value, of the
       Registrant.
  *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered.
 *10.1 Lease dated as of October 9, 1992 by and between the Registrant and
       Hoffman Enterprises.
 *10.2 1998 Stock Option and Incentive Plan of the Registrant, as amended.
 *10.3 1992 Stock Option Plan of the Registrant.
 *10.4 1998 Employee Stock Purchase Plan of the Registrant.
 *10.5 Form of Indemnification Agreement between the Registrant and each of its directors.
 *10.6 Form of Stock Option Agreement
 *10.7 License Agreement dated March 15, 1995 by and between the Registrant and
       Marion Merrell Dow Inc. (now Hoechst Marion Roussel, Inc.) (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
 *10.8 Principles of Cooperation Between Albany Molecular Research and Cambrex
       Corporation dated February 1, 1997 by and between the Registrant and Cambrex Corporation (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
 *10.9 Agreement dated December 15, 1997 by and between the Registrant and Eli
       Lilly and Company (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).

 *10.10 Description of Technology Development Incentive Plan
  *11.1 Computation of income per common share.
  *21.1 Subsidiaries of the Registrant.
  *23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
   23.2 Consent of KPMG Peat Marwick LLP.
   24.1 Powers of Attorney (included on pages II-4).
   27.1 Financial Data Schedule.

----------
* To be filed by amendment to this Registration Statement.

 (B) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ALBANY, STATE OF NEW YORK, ON JULY 9, 1998.

                                          Albany Molecular Research, Inc.

                                                    Thomas E. D'Ambra
                                          By: _________________________________
                                                     Thomas E. D'Ambra
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Thomas E. D'Ambra and Harold M. Armstrong, Jr. such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities
Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

      Thomas E. D'Ambra, Ph.D.         Chairman of the           July 9, 1998
-------------------------------------   Board, Chief
      THOMAS E. D'AMBRA, PH.D.          Executive Officer
                                        and Director
                                        (Principal
                                        Executive Officer)

       Donald E. Kuhla, Ph.D.          President and             July 9, 1998
-------------------------------------   Director
       DONALD E. KUHLA, PH.D.

      Harold M. Armstrong, Jr.         Executive Vice            July 9, 1998
-------------------------------------   President, Chief
      HAROLD M. ARMSTRONG, JR.          Financial Officer,
                                        Secretary,
                                        Treasurer and
                                        Director (Principal
                                        Accounting Officer)

          Chester J. Opalka            Vice President,           July 9, 1998
-------------------------------------   Senior Research
          CHESTER J. OPALKA             Chemist and
                                        Director

     Anthony M. Tartaglia, M.D.        Director                  July 9, 1998
-------------------------------------
     ANTHONY M. TARTAGLIA, M.D.

                                 EXHIBIT INDEX

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   *1.1 Form of Underwriting Agreement.
   *3.1 Amended and Restated Certificate of Incorporation.
   *3.2 Amendment to Amended and Restated Certificate of Incorporation.
   *3.3 Form of Second Amended and Restated Certificate of Incorporation
        (to be filed immediately prior to effectiveness of the
        Registration Statement).
   *3.4 Form of Restated Certificate of Incorporation (to be filed following the closing of the Offering referred to in the
        Registration Statement).
   *3.5 By-Laws.
   *3.6 Form of Amended and Restated By-laws (to be effective upon effectiveness of the Registration Statement).
   *4.1 Specimen certificate for shares of Common Stock, $0.01 par value, of the Registrant.
   *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered.
  *10.1 Lease dated as of October 9, 1992 by and between the Registrant and Hoffman Enterprises.
  *10.2 1998 Stock Option and Incentive Plan of the Registrant, as
        amended.
  *10.3 1992 Stock Option Plan of the Registrant.
  *10.4 1998 Employee Stock Purchase Plan of the Registrant.
  *10.5 Form of Indemnification Agreement between the Registrant and each of its directors.
  *10.6 Form of Stock Option Agreement
  *10.7 License Agreement dated March 15, 1995 by and between the
        Registrant and Marion Merrell Dow Inc. (now Hoechst Marion
        Roussel, Inc.) (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the
        Commission).
  *10.8 Principles of Cooperation Between Albany Molecular Research and
        Cambrex Corporation dated February 1, 1997 by and between the
        Registrant and Cambrex Corporation (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the Commission).
  *10.9 Agreement dated December 15, 1997 by and between the Registrant and Eli Lilly and Company (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been filed separately with the
        Commission).
 *10.10 Description of Technology Development Incentive Plan
  *11.1 Computation of income per common share.
  *21.1 Subsidiaries of the Registrant.
  *23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
   23.2 Consent of KPMG Peat Marwick LLP.
   24.1 Powers of Attorney (included on pages II-4).
   27.1 Financial Data Schedule.

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* To be filed by amendment to this Registration Statement.